                                                                   EXHIBIT 10.50



         EXECUTION COPY





                                CREDIT AGREEMENT



                                     Among



                               USA NETWORKS, INC.



                                   USANi LLC,
                                  as Borrower



                            The Lenders Party Hereto



                                     and



            BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION,
                           as Co-Documentation Agent



                             THE BANK OF NEW YORK,
                           as Co-Documentation Agent



                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent,
                             Syndication Agent and
                                Collateral Agent


                         ___________________________


                             CHASE SECURITIES INC.,
                                  as Arranger



                         dated as of February 12, 1998

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
                                                        ARTICLE I

                                                       Definitions
SECTION 1.01.  Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
SECTION 1.02.  Classification of Loans and Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 1.03.  Terms Generally; Certain Accounting Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                       ARTICLE II

                                                      The Credits
SECTION 2.01.  Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 2.02.  Loans and Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 2.03.  Requests for Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 2.04.  Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 2.05.  Funding of Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 2.06.  Interest Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 2.07.  Termination; Reduction; and Increase of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 2.08.  Repayment of Loans; Evidence of Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 2.09.  Amortization of Term Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 2.10.  Prepayment of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
SECTION 2.11.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 2.12.  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 2.13.  Alternate Rate of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 2.14.  Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 2.15.  Break Funding Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 2.16.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 2.18.  Mitigation Obligations; Replacement of Lenders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 2.19.  Swingline Loans.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                       ARTICLE III

                                             Representations and Warranties
SECTION 3.01.  Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
SECTION 3.02.  Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 3.03.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 3.04.  No Breach or Default, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 3.05.  Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 3.06.  Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 3.07.  Use of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 3.08.  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 3.09.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 3.10.  Credit Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 3.11.  Ownership of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 3.12.  Status of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41




SECTION 3.13.  Investment Company Act; Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 3.14.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 3.15.  FCC Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
SECTION 3.16.  Pledge Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 3.17.  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 3.18.  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                                        ARTICLE IV

                                                  Conditions Precedent
SECTION 4.01.  Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 4.02.  Each Credit Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                        ARTICLE V

                                     Covenants of the Borrower and the Guarantors
SECTION 5.01.  Financial Statements; Reports and Other Information  . . . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 5.02.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 5.03.  Legal Existence, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 5.04.  Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
SECTION 5.05.  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
SECTION 5.06.  Sale and Lease-Back Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
SECTION 5.07.  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
SECTION 5.08.  Ranking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
SECTION 5.09.  Business; Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.10.  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.11.  Interest Coverage Test.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.12.  Total Debt Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.13.  Fixed Charges Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.14.  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 5.15.  Notification of Incurrence of Debt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 5.16.  Mergers and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
SECTION 5.17.  Dispositions of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
SECTION 5.18.  Restricted Payments; Restrictions on Ability of Subsidiaries to Pay Dividends  . . . . . . . . . . . .  57
SECTION 5.19.  Restricted Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
SECTION 5.20.  Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
SECTION 5.21.  Deleveraging Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
SECTION 5.22.  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 5.23.  Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 5.24.  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 5.25.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 5.26.  Ownership of the Guarantors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                                                        ARTICLE VI
Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

                                                       ARTICLE VII
The Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

                                                       ARTICLE VIII

                                                       Miscellaneous
SECTION 8.01.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
SECTION 8.02.  Waivers; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
SECTION 8.03.  Expenses; Indemnity; Damage Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69





SECTION 8.04.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
SECTION 8.05.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
SECTION 8.06.  Counterparts; Integration; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
SECTION 8.07.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
SECTION 8.08.  Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
SECTION 8.09.  Governing Law; Jurisdiction; Consent to Service of Process . . . . . . . . . . . . . . . . . . . . . .  73
SECTION 8.10.  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
SECTION 8.11.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
SECTION 8.12.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
SECTION 8.13.  Release of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75





                                                                                                                     Page
                                                                                                                     ----
SCHEDULES:

Schedule 1.01(a)          Description of Credit Card Program
Schedule 1.01(b)          Non-Guarantor Subsidiaries
Schedule 1.01(c)          Material Subsidiaries
Schedule 1.01(d)          SF Broadcasting Companies
Schedule 2.01             Lenders and Commitments
Schedule 2.07(e)          Term Sheet
Schedule 3.10             Credit Agreements
Schedule 3.15             FCC Matters
Schedule 4.01(i)          Sources and Uses
Schedule 5.05             Liens
Schedule 5.07             Indebtedness
Schedule 5.17             Disposition of Assets
Schedule 5.19             Investments

EXHIBITS:

Exhibit A        Form of Assignment and Acceptance
Exhibit B        Form of Guarantee Agreement
Exhibit C        Form of Indemnity, Contribution and Subrogation Agreement
Exhibit D        Form of Intercompany Note
Exhibit E        Form of Pledge Agreement
Exhibit F        Forms of Opinion
Exhibit G        Form of Total Debt Ratio Notice
Exhibit H        Form of Compliance Certificate






                 CREDIT AGREEMENT dated as of February 12, 1998, among USA NETWORKS, INC., a Delaware corporation ("USANi"), USANi LLC, a Delaware limited liability company (the "Borrower"), the LENDERS party hereto, BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION and THE BANK OF NEW YORK, as codocumentation agents (in such capacity, the "CoDocumentation Agents") and THE CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent").


                 Pursuant to the Investment Agreement (such term and each other capitalized term used but not defined below having the meaning assigned in
Section 1.01), on the Effective Date: (a) USANi, Home Shopping, Universal and certain of Universal's subsidiaries will contribute to the Borrower the assets which the Investment Agreement contemplates will be contributed to the Borrower on the Effective Date; (b) the Borrower will pay to a subsidiary of Universal a cash amount or other cash distribution not to exceed approximately $1,633,000,000 (of which $300,000,000 will be deferred until the consummation of the Liberty Transaction); (c) the Borrower will lend to USANi an amount sufficient to enable USANi to repay all the outstanding indebtedness and other obligations under the Existing Credit Agreement, which will be in an aggregate amount not more than approximately $100,000,000, and USANi will repay all such amounts in full; (d) the Borrower, USANi and Liberty contemplate a transaction (the "Liberty Transaction") in which Liberty will after the Effective Date contribute cash and/or assets to USANi or the Borrower; (e) transaction costs in an amount not to exceed $30,000,000 will be paid; and (f) the corporate name of HSN, Inc. will be changed to USA Networks, Inc.

                 USANi and the Borrower have requested (a) the Lenders to extend credit to the Borrower in the form of (i) Tranche A Term Loans on the Effective Date, in an aggregate principal amount not in excess of $750,000,000,
(ii) Tranche B Term Loans on the Effective Date, in an aggregate principal amount not in excess of $250,000,000, and (iii) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $600,000,000, and (b) the Issuing Bank to extend credit to the Borrower in the form of Letters of Credit at any time and from time to time prior to the Revolving Maturity Date, in an aggregate stated amount at any time outstanding not in excess of $40,000,000.

                 The Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:


                                   ARTICLE I

                                  Definitions

                 SECTION 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

                 "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                 "Acquired Assets" shall mean the assets contributed to the Borrower on the Effective Date pursuant to the Investment Agreement and shall include, upon the consummation of the Liberty Transaction, the Liberty Assets.

                 "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                 "Administrative Agent" shall have the meaning assigned to such term in the preamble.

                 "Administrative Questionnaire" shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

                 "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, Controlling, Controlled by, or under direct or indirect common Control with, such Person.

                 "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

                 "Applicable Percentage" shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

                 "Applicable Rate" shall mean, for any day (a) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Tranche A Term Loan, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread" or "Eurodollar Spread", as the case may be, (b) with respect to any ABR Loan or Eurodollar Loan that is a Tranche B Term Loan, the applicable rate per annum set forth below under the caption "Tranche B ABR Spread" or "Tranche B Eurodollar Spread", as the case may be, and (c) with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption "Commitment Fee Rate", in each case based upon the Total Debt Ratio as set forth in the Total Debt Ratio Notice most recently delivered under Section 5.01(g); provided that until the delivery of the Total Debt Ratio Notice in respect of the Fiscal Quarter ending March 31, 1998 the "Applicable Rate" shall be the applicable rate per annum set forth below in Category 4:


                                                                     Tranche B
                                ABR     Eurodollar  Tranche B ABR    Eurodollar  Commitment Fee
       Total Debt Ratio:      Spread      Spread       Spread         Spread           Rate
       -----------------      ------      ------       ------         ------           ----

          Category 1               0%       .750%         .500%         1.500%         .1875%
          ----------
     Less than 2.0 to 1.0



          Category 2               0%      1.000%         .500%         1.500%         .2500%
          ----------
 Greater than or equal to 2.0
 to 1.0, but less than 3.0 to
              1.0



          Category 3            .250%      1.250%         .750%         1.750%         .3000%
          ----------
 Greater than or equal to 3.0
 to 1.0, but less than 4.0 to
              1.0



          Category 4            .500%      1.500%         .750%         1.750%         .3750%
          ----------
 Greater than or equal to 4.0
            to 1.0


For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Debt Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the Total Debt Ratio Notice indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Debt Ratio shall be deemed to be in Category 4 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver when due the Total Debt Ratio Notice, during the period from the time when delivery is due until such Total Debt Ratio Notice is delivered.

                 "Approved Fund" shall mean, with respect to any Lender that is a fund or other entity that invests in commercial loans, any other fund or entity that invests in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                 "Assessment Rate" shall mean, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "wellcapitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

                 "Asset Sale" shall mean any sale or other disposition (including any sale and leaseback) or any loss, damage, destruction or condemnation of any asset or assets of USANi, the Borrower or any of their respective Subsidiaries, other than (a) any sale or other disposition of inventory (but not of accounts receivable) in the ordinary course of business,
(b) any sale or other disposition of obsolete assets in the ordinary course of business, (c) any sale or other disposition of movie rights in the ordinary course of business on an arm's length basis, (d) any sale or disposition of television programming rights in the ordinary course of business on an arm's-length basis, (e) any sale or disposition of WHSW TV, Vela Research, Inc., Internet Shopping Network, Inc., The National Registry Inc. or Body by Jake, (f) any sale of any asset under the Program or any Securitization or (g) any sale or disposition of any of the SF Broadcasting Companies or any sale or disposition by any of the SF Broadcasting Companies of all or substantially all of such entity's assets; provided that any such sale or disposition shall constitute an "Asset Sale" to the extent of any Investments actually made in such SF Broadcasting Company on or after the Effective Date. For the avoidance of doubt, the transfer of cash after the Effective Date in an amount not to exceed $300,000,000 to a subsidiary of Universal pursuant to Section 1.5 of the Investment Agreement shall not constitute an "Asset Sale". No part of any series of disposition transactions that the Borrower shall have given notice to the Administrative Agent it intends to treat as part of an Asset Swap shall constitute an Asset Sale (it being understood that such notice may be given even though the Borrower has not yet identified the assets to be purchased or the terms of any such transaction), except that (i) if the aggregate Net Proceeds, if any, received by USANi, the Borrower or any of their respective Subsidiaries in connection with any completed Asset Swap exceeds the aggregate amount of any cash consideration paid by any of them in connection therewith, then such Asset Swap shall as of the date of such completion constitute an Asset Sale to the extent of such excess Net Proceeds, and (ii) if USANi, the Borrower or any of their respective Subsidiaries realize Net Proceeds in one or more transactions that are intended to constitute part of an Asset Swap and such Asset Swap is not completed within the time required in order for any such transaction to qualify as part of an Asset Swap (as provided in the definition of the term "Asset Swap") then each such transaction shall constitute an Asset Sale as of the date such completion had been required, provided that the Net Proceeds in respect of such transaction or transactions shall be deemed to be the aggregate amount of such Net Proceeds minus, if applicable, the aggregate amount of cash consideration paid by USANi, the Borrower or any of their respective Subsidiaries in connection with acquisitions, if any, intended to constitute part of such Asset Swap that were effected in time to qualify as part of such Asset Swap.

                 "Asset Swap" shall mean (a) any direct exchange by SKTV or any of its subsidiaries of a business primarily engaged in television broadcasting for a business primarily engaged in television broadcasting or (b) any series of transactions involving a sale by SKTV or any of its subsidiaries of a business primarily engaged in television broadcasting combined with (independently or in conjunction with) the acquisition by SKTV or any of its subsidiaries of a business primarily engaged in television broadcasting; provided that:

                 (i) prior to consummating any such transaction (and prior to consummating the first of any series of such transactions) the Borrower shall notify the Administrative Agent of all television broadcast stations known at the time of notice to be exchanged, sold or acquired in connection with such transactions and the material terms of such transactions (it being understood that the Borrower shall not be required to identify any television broadcasting station to be exchanged for or acquired in connection with such Asset Swap until such identity is determined by the Borrower);

                 (ii) within 12 months after consummating the first of any series of such transactions, the Borrower shall deliver to the Administrative Agent copies of detailed summaries of (or, if publicly filed, copies of) executed contracts with respect to all other transactions involved in such series of transactions exceeding in the aggregate $10,000,000;

                 (iii) all transactions involved in any such series of transactions shall be consummated within the later of (A) 18 months after consummation of the first transaction in such series and (B) the date on which all applications to the FCC shall have been acted upon and any FCC action thereon shall have become final and no longer subject to any administrative or judicial review; and

                 (iv) the Borrower shall have complied with Section 5.25.

If all transactions in a series of transactions intended to qualify as an Asset Swap are not consummated within the relevant period described in clause (iii) above after the first such related transaction, then none of such transactions shall be considered to be part of an Asset Swap (except to the extent that the completed transactions alone would constitute an Asset Swap).

                 "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

                 "Bankruptcy Code" shall mean the Federal Bankruptcy Code of the United States, 11 U.S.C. Section 101 et seq., as amended from time to time

                 "Base CD Rate" shall mean the sum of (a) the ThreeMonth Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

                 "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

                 "Borrowing" shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

                 "Borrowing Request" shall mean a request by the Borrower for a Borrowing in accordance with Section 2.03.

                 "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                 "Capital Expenditures" shall mean, for any period, all amounts that would, in accordance with GAAP, be set forth as "capital expenditures" on the combined consolidated financial statements of the Combined Group for such period.

                 "Capital Lease" shall mean any lease or other contractual arrangement which under GAAP has been or should be recorded as a capital lease.

                 "Capital Lease Obligations" shall mean, for any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                 "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                 "Change of Control" shall be deemed to have occurred if:

                 (a) Barry Diller, Seagram, Seagram through Universal, TCI, TCI through Liberty (collectively, the "Designated Persons") or any combination thereof shall fail to maintain Voting Control of USANi;

                 (b) the Designated Persons, USANi, or any combination thereof shall fail to maintain Voting Control of the Borrower or shall fail to own at least 51% of the economic benefit of the equity of the Borrower;

                 (c) any change of control (or similar event, however designated) with respect to USANi, the Borrower or any of their respective Subsidiaries shall occur (unless otherwise waived) under and as defined in any indenture or agreement in respect of Indebtedness to which USANi, the Borrower or any such Subsidiary is a party if as a result of such change of control or similar event USANi, the Borrower or any such Subsidiary is required to prepay, repurchase, redeem or defease such Indebtedness; or

                 (d) at any time after Barry Diller no longer maintains Voting Control of USANi or the Borrower, Seagram or Seagram through Universal shall maintain neither Voting Control of the Borrower nor ownership of at least 25% of the economic benefit of the equity of the Borrower.

For purposes of this definition, (i) "Voting Control" shall mean (A) control, directly or indirectly through Wholly Owned Subsidiaries, of at least 51% of the aggregate voting power of a Person and (B) the ability to elect a majority of the seats of the board of directors of such Person, (ii) a percentage of the "voting power" of any Person shall mean the voting power (through ownership of shares, beneficially or of record, by contract or otherwise) representing at least such percentage of the aggregate ordinary voting power represented by the issued and outstanding capital stock of such Person and (iii) "group" shall mean a group within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended from time to time.

                 "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Commitment or Tranche B Commitment.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 "CoDocumentation Agents" shall have the meaning assigned to such term in the preamble.

                 "Collateral Agent" shall have the meaning assigned to such term in the preamble.

                 "Combined Group" shall mean, at any time, USANi, the Borrower and their respective Subsidiaries, other than the SF Broadcasting Companies and the International Ventures.

                 "Commitment" shall mean a Revolving Commitment, Tranche A Commitment or Tranche B Commitment, or any combination thereof (as the context requires).

                 "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. A Person shall be deemed to Control another Person if such Person
(i) is an officer or director of such other Person or (ii) directly or indirectly owns or controls 10% or more of such other Person's capital stock. "Controlling" and "Controlled" have meanings correlative thereto.

                 "Core Business" shall mean any of the primary businesses in which USANi and the Acquired Assets are engaged on the date of this Agreement (including broadcast programming of SKTV and the Acquired Assets, as it may change from time to time, and third-party fulfillment business and natural extensions thereof such as teleservices and information services).

                 "Credit Parties" shall mean USANi, the Borrower, the other Guarantors and each other Person that shall have outstanding an Intercompany Note.

                 "Default" shall mean an Event of Default or any event or condition which with notice or lapse of time or both would constitute an Event of Default.

                 "dollars" and "$" shall mean lawful money of the United States of America.

                 "EBITDA" shall mean, for any period, the sum of the following for the Combined Group on a combined consolidated basis:

                 (a) operating profit of such Persons for such period; plus

                 (b) (to the extent already deducted in arriving at operating profit) depreciation and amortization expense for such Persons for such period; plus

                 (c) (to the extent already deducted in arriving at operating profit) noncash compensation expense;

all as shown on the combined consolidated financial statements, including the notes thereto, of the Combined Group for such period, determined in accordance with GAAP. "EBITDA" for any

Subsidiary for any period shall mean the sum for such Subsidiary and its consolidated subsidiaries of the items set forth in clauses (a), (b) and (c), all determined on a consolidated basis in accordance with GAAP.

                 "Effective Date" shall mean the date on which each of the conditions precedent set forth in Section 4.01 shall have been satisfied.

                 "Environmental Law" shall have the meaning assigned to such term in Section 3.14.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Credit Party or is under common control (within the meaning of Section 414(c) of the Code) with any Credit Party, or, solely for purposes of Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                 "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                 "Event of Default" shall have the meaning assigned to such term in Article VI.

                 "Excluded Taxes" shall mean, with respect to the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to
Section 2.16(a) and (c) any withholding tax attributable to a Foreign Lender's failure to comply with Section 2.16(e).

                 "Existing Credit Agreement" shall mean the Credit Agreement dated as of May 1, 1997, among HSN, Inc., the guarantors party thereto, the lenders party thereto, LTCB Trust Company and The Bank of New York Company, Inc., as codocumentation agents, and The Chase Manhattan Bank, as administrative agent.

                 "FCC" shall mean the Federal Communications Commission of the United States of America and any successor governmental agency or Governmental Authority.

                 "FCC Licenses" shall mean all licenses, permits and authorizations issued, granted or assigned by the FCC to USANi, the Borrower or any of their respective Subsidiaries in connection with any of the stations owned by USANi, the Borrower or any of such Subsidiaries.

                 "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                 "Financial Officer" shall mean the chief financial officer, the principal accounting officer, treasurer or controller of a Person.

                 "Financing Transactions" shall mean the execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

                 "Fiscal Quarter" shall mean a period of three consecutive calendar months commencing on any January 1, April 1, July 1 and October 1 in any Fiscal Year (or, in the case of Ticketmaster or the SF Broadcasting Companies, any of the four fiscal quarters comprising their respective Fiscal Years as determined in accordance with GAAP).

                 "Fiscal Year" shall mean, for any Credit Party or Subsidiary, the 12 consecutive calendar month period commencing on January 1 of each calendar year and ending on December 31 of such calendar year (or, in the case of Ticketmaster, the 12 calendar month period commencing on February 1 of each calendar year and ending on January 31 of the succeeding calendar year and, in the case of the SF Broadcasting Companies, the 52 or 53 week period ending on the last Sunday of each calendar year and commencing on the Monday immediately succeeding the last Sunday of the immediately preceding calendar year); and "Fiscal 1997", "Fiscal 1998", and any other year so designated shall mean the Fiscal Year ending on December 31 of the indicated calendar year (except as aforesaid).

                 "Fixed Charges" shall mean, for any period, Interest Expense plus, on a combined consolidated basis for the Combined Group, the aggregate amount of principal payments, Capital Expenditures (excluding Capital Expenditures by SKTV, the Home Shopping Persons and their respective subsidiaries), cash payments in connection with purchase accounting adjustments, taxes, cash payments for programming in excess of programming expense, and cash dividends and distributions (without duplication) to equity (other than to any Guarantor) for such period of the Combined Group (including distributions in respect of tax liabilities and excluding (a) distributions made on the Effective Date as part of the Transactions and (b) any distribution required to be made to Universal under the Investment Agreement in connection with the contribution by Liberty to the Borrower of cash in an amount no less than the amount of such distribution), determined in accordance with GAAP.

                 "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                 "Foreign Subsidiary" shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

                 "GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied, as in effect (unless otherwise specified in this Agreement) from time to time.

                 "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                 "Guarantee" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                 "Guarantee Agreement" shall mean the Guarantee Agreement, executed and delivered by the Guarantors party thereto in favor of the Collateral Agent, substantially in the form of Exhibit B.

                 "Guaranteed Program" shall have the meaning assigned to such term in Schedule 1.01(a).

                 "Guarantor" shall mean USANi, each Subsidiary (except for the Borrower, Foreign Subsidiaries, those subsidiaries listed on Schedule 1.01(b) and Non-Material Subsidiaries) and any other Person that provides a Guarantee of the Obligations pursuant to this Agreement. "Guarantors" shall mean all such entities, collectively.

                 "Hedging Agreements" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                 "Historical and Pro Forma Basis" shall have the meaning assigned to such term in Section 4.02(d).

                 "Home Shopping" shall mean Home Shopping Network, Inc., a Delaware corporation.

                 "Home Shopping Persons" shall mean each Subsidiary of the Borrower to which assets of Home Shopping are contributed on the Effective Date.

                 "Indebtedness" shall mean, for any Person (but without duplication):

                 () all indebtedness and other obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not overdue by more than 180 days), including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                 () all obligations of such Person under Hedging Agreements;

                 () the stated amount of all letters of credit (including the Letters of Credit) issued for the account of such Person and (without duplication) all drafts drawn thereunder, and the aggregate face amount of all banker's acceptances as to which such Person is obligated;

                 () all obligations of such Person under any Capital Leases;

                 () all obligations of such Person in connection with employee benefit or similar plans;

                 () all obligations of such Person in respect of Guarantees, whether direct or indirect (including agreements to "keep well" or otherwise ensure a creditor against loss) with respect to any indebtedness or other obligation of any other Person of the type described in any of clauses (a) through (e) above;

                 () all indebtedness or other obligations referred to in any of clauses (a) through (f) above secured by any Lien upon property owned by such Person, whether or not such Person is liable on any such obligation; and

                 () all obligations of Credit Parties or Subsidiaries under the Program, to the extent they exceed, in the aggregate for all such persons, $10,000,000.

                 Indebtedness shall not include the obligations of USANi, the Borrower or any Subsidiary to transfer cash to any subsidiary of Universal pursuant to Section 1.5 of the Investment Agreement.

                 "Indemnified Taxes" shall mean Taxes other than Excluded
Taxes.

                 "Indemnity, Contribution and Subrogation Agreement" shall mean the Indemnity, Contribution and Subrogation Agreement, executed and delivered by the Borrower and the Guarantors party thereto, substantially in the form of Exhibit C.

                 "Information Memorandum" shall mean the Confidential Information Memorandum dated January 1998 relating to USANi, the Borrower and the Transactions.

                 "Intercompany Note" shall mean each note substantially in the form of Exhibit D evidencing advances by USANi, the Borrower or any Subsidiary to the issuer of such note.

                 "Interest Election Request" shall mean a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06.

                 "Interest Expense" shall mean, for any period, the combined consolidated cash interest expense for such period of the Combined Group, determined in accordance with GAAP.

                 "Interest Payment Date" shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such loan is required to be repaid.

                 "Interest Period" shall mean with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                 "International Ventures" shall mean each Person in which the Borrower or any Subsidiary shall have made an Investment under Section 5.19(g)(i).

                 "Investment" shall mean, for any Person, (a) the acquisition (whether for cash, property, services or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities or obligations of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, or loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or other extension of credit to customers of the Borrower or to customers of the Borrower's Subsidiaries having a term not exceeding 90 days arising in the ordinary course of business); (c) the entering into any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into any Hedging Agreement.

                 "Investment Agreement" shall mean the Investment Agreement dated as of October 19, 1997, as amended and restated as of December 18, 1997, among Universal, for itself and on behalf of certain of its subsidiaries, USANi, Home Shopping and Liberty, for itself and on behalf of certain of its subsidiaries.

                 "Issuing Bank" shall mean The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

                 "LC Disbursement" shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

                 "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus
(b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

                 "Lenders" shall mean (a) the financial institutions listed on
Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.07(d). Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

                 "Letter of Credit" shall mean any letter of credit issued pursuant to this Agreement, and shall include any letter of credit issued under the Existing Credit Agreement by the Issuing Bank for the account of USANi, the Borrower or any Subsidiary prior to the Effective Date that remains outstanding on the Effective Date.

                 "Liberty" shall mean Liberty Media Corporation, a Delaware corporation.

                 "Liberty Assets" shall mean the assets contributed to USANi, the Borrower or any other Credit Party by Liberty pursuant to Section 1.5(f) of the Investment Agreement.

                 "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                 "Lien" shall mean, with respect to any asset or other property, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property, any agreement to grant any of the foregoing with respect to such asset or property, and the filing of a financing statement or similar recording in any jurisdiction with respect to such asset or property, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or property,
(c) any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement that effectively imposes the risk of collectibility on the transferor) and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                 "Loan Documents" shall mean this Agreement, the Pledge Agreement, the other Security Documents, the Guarantee Agreement, the Indemnity, Contribution and Subrogation Agreement, the Letters of Credit, the letter of credit applications, each Intercompany Note and each amendment, supplement, modification, consent or waiver of, to or in respect of any of the foregoing.

                 "Loans" shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

                 "Material Adverse Effect" shall mean any material adverse effect on (a) the business, operations or financial condition of USANi, the Borrower and their respective Subsidiaries taken as a whole or (b) the ability of any Credit Party to perform any of its obligations under any of the Loan Documents.

                 "Material Subsidiary" means (a) any Subsidiary that directly or indirectly owns or Controls any other Material Subsidiary, (b) each Subsidiary identified as a Material Subsidiary on Schedule 1.01(c) that is designated as a Material Subsidiary under this clause (b), (c) any Subsidiary designated from time to time by the Borrower as a Material Subsidiary by written notice to the Administrative Agent and (d) any other Subsidiary (i) the consolidated EBITDA of which was greater than 5% of the Combined Group's combined consolidated EBITDA for the period tested for compliance with Sections 5.11, 5.12 and 5.13 as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section
5.01 (or, prior to the first delivery of such financial statements, greater than 5% of the consolidated EBITDA of the Person in whose financial statements such Subsidiary is included in the most recent financial statements referred to in Section 3.02(a)) or (ii) the consolidated tangible assets of which as of the last day of such Fiscal Quarter were greater than 5% of the Combined Group's combined consolidated tangible assets as of such date (or, prior to the first delivery of such financial statements, greater than 5% of the consolidated tangible assets of the Person in whose financial statements such Subsidiary is included in the most recent financial statements referred to in Section 3.02(a)). For purposes of making the determinations required by this definition, EBITDA and assets of Foreign Subsidiaries shall be converted into dollars at the rates used in preparing the combined consolidated balance sheet of USANi (or, prior to the first delivery of financial statements pursuant to Section 5.01, the Person in whose financial statements such Foreign Subsidiary is included in the most recent financial statements referred to in Section 3.02(a)) included in the applicable financial statements. The Material Subsidiaries after giving effect to the transactions to occur on the Effective Date are listed on Schedule 1.01(c).

                 "Material Subsidiary Group" shall mean, at any time, a group of any two or more Subsidiaries the combined consolidated EBITDA or tangible assets of which at such time represent more than 10% of the Combined Group's combined consolidated EBITDA or tangible assets, respectively.

                 "Moody's" shall mean Moody's Investors Service, Inc.

                 "Multiemployer Plan" shall mean a plan defined as such in
Section 3(37) of ERISA to which contributions have been made by any Credit Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

                 "Net Proceeds" shall mean, with respect to any event, without duplication, (a) (i) the cash proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (ii) the sum of all reasonable fees and out-of-pocket expenses paid by USANi, the Borrower and their respective Subsidiaries to third parties (other than Affiliates) in connection with such event, and (b) in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property or casualty insurance claim or condemnation award in respect thereof, (i) the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, and including any prepayment amount received in respect of any loan to Savoy Stations, Inc. as contemplated by Section 5.19(f)) of such sale, settlement or payment, net of
(ii) reasonable and documented attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award in respect thereof, the proceeds of any such insurance claim or condemnation award to the extent used or committed for use within six months to replace or repair any assets subject to loss, damage, destruction or condemnation, any amounts required to be escrowed or reserved by USANi, the Borrower or their respective Subsidiaries with respect to liabilities or other obligations retained by USANi, the Borrower or such Subsidiaries in connection with such sale or disposition, including any indemnification or purchase price adjustments (provided, that if and to the extent any such amounts are released to USANi, the Borrower or such Subsidiaries from escrow or such reserve, such amounts will be treated as Net Proceeds) and other customary fees and other costs and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax sharing arrangements), provided that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $250,000, and no such proceeds shall constitute Net Proceeds until the aggregate amount of all such proceeds since the Effective Date shall exceed $10,000,000 (at which time all such proceeds shall constitute Net Proceeds). Net Proceeds of transactions intended to constitute part of an Asset Swap shall be deemed to have been received on the date on which such Asset Swap is completed or, in the case of an Asset Swap that is not completed as intended, on the date such Asset Swap was required to be completed. "Net Proceeds" shall exclude the amount of Indebtedness required to be repaid under the SFB Credit Agreement in connection with any Prepayment Event. In the case of a Prepayment Event arising at any time under clause (b)(i) of the definition of "Prepayment Event", Net Proceeds shall be the lesser of (x) the amount determined as set forth above and (y) the minimum aggregate amount of reductions to the Term Loans required so that the Total Debt Ratio would be less than 4.0 to 1.0 at such time on a pro forma basis as if both the incurrence of Indebtedness under 5.07(j) and such reduction of Term Loans had occurred on the first day of the period for which EBITDA is tested at such time in determining the Total Debt Ratio. In the case of a Prepayment Event arising at any time under clause (b)(ii) of the definition of "Prepayment Event", Net Proceeds shall be the excess of (I) the aggregate principal amount of Indebtedness outstanding under Section 5.07(j) after giving effect to such Prepayment Event over (II) the sum of $250,000,000 and the aggregate amount of Net Proceeds realized under this sentence in respect of prior Prepayment Events arising under such clause (b)(ii). In the case of any Asset Sale described in clause (g) of the definition of "Asset Sale", Net Proceeds shall be the lesser of (A) the amount determined as set forth above and (B) the aggregate amount of all Investments actually made in the applicable SF Broadcasting Company on or after the Effective Date.

                 "Non-Material Subsidiary" shall mean, at any time, a Subsidiary that is not a Material Subsidiary.

                 "Obligations" shall mean all obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, the Issuing Bank, and the Lenders (or any of the foregoing) now or in the future existing under or in connection with any Loan Document or any related document (as any Loan Document or document may from time to time be respectively amended, modified, substituted, extended or renewed), direct or indirect, absolute or contingent, due or to become due, now or hereafter existing, including (a) the payment of any principal of and interest on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set forth for prepayment or otherwise, and the payment of any fees, expenses or other amounts under any Loan Document, (b) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and the obligations to provide cash collateral in respect of any Letter of Credit and (c) all obligations of the Borrower, monetary or otherwise, under any Hedging Agreement entered into with a Person that is or was a Lender or any of its Affiliates at the time of entry into such Hedging Agreement.

                 "Other Taxes" shall mean any and all present or future transfer, recordation, stamp, documentary, excise, property or similar taxes, charges or levies (and any interest, penalties or additions relating thereto) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Person" shall mean any individual, corporation, company, association, partnership, trust, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity.

                 "Plan" shall mean an employee benefit or other plan established or maintained by any Credit Party or any ERISA Affiliate and which is covered by Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

                 "Pledge Agreement" shall mean the Pledge Agreement, executed and delivered by USANi, the Borrower and the other Credit Parties party thereto in favor of the Collateral Agent, substantially in the form of Exhibit E.

                 "Pledged Securities" shall have the meaning assigned to such term in the Pledge Agreement.

                 "Prepayment Event" shall mean (a) any Asset Sale and (b) the incurrence by USANi, the Borrower or any of their respective Subsidiaries of
(i) any Indebtedness under Section 5.07(j)(i) at any time that the Total Debt Ratio shall be greater than or equal to 4.0 to 1.0 on a pro forma basis as if such Indebtedness had been incurred on the first day of the period for which EBITDA is tested at such time in determining the Total Debt Ratio, (ii) any Indebtedness under Section 5.07(j)(ii) if upon the issuance thereof the aggregate principal amount of Indebtedness outstanding under Section 5.07(j) would exceed $250,000,000 or (iii) any other Indebtedness not permitted by
Section 5.07.

                 "Premises" shall have the meaning assigned to such term in
Section 3.14.

                 "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                 "Program" shall have the meaning assigned to that term in
Schedule 1.01(a).

                 "Register" shall have the meaning set forth in Section 8.04.

                 "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                 "Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                 "Required Lenders" shall mean, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing at least 51% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

                 "Revolving Availability Period" shall mean the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

                 "Revolving Commitment" shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section
8.04.  The initial amount of each Lender's Revolving Commitment is set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $600,000,000.

                 "Revolving Exposure" shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

                 "Revolving Lender" shall mean a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

                 "Revolving Loan" shall mean a Loan made pursuant to clause (c) of Section 2.01.

                 "Revolving Maturity Date" shall mean December 31, 2002.

                 "Savoy" shall mean Savoy Pictures Entertainment, Inc., a Delaware corporation.

                 "Seagram" shall mean The Seagram Company Ltd., a Canadian corporation.

                 "SEC Report" shall mean, with respect to any Person, any document filed at any time with the Securities and Exchange Commission (or any successor thereto) by or on behalf of such Person and available to the public.

                 "Secured Parties" shall mean (a) the Lenders and any Affiliate of a Lender party to a Hedging Agreement with the Borrower, and any Person that is or was a Lender or its Affiliate at the time such Person entered into such Hedging Agreement, (b) the Administrative Agent, (c) the Collateral Agent, (d) the Issuing Bank and (e) the successors and assigns of the foregoing.

                 "Securitization" shall mean the transfer or pledge of assets or interests in credit card receivables of the Home Shopping Persons to a trust, partnership, corporation or other entity, which transfer or pledge is funded by Indebtedness of such entity that is nonrecourse to USANi, the Borrower and their respective Subsidiaries (other than such entity), in whole or in part by the issuance of instruments or securities that are paid principally from the cash flow derived from such assets or interests in assets.

                 "Security Documents" means the Pledge Agreement and each other security agreement or other instrument or document executed and delivered thereunder or pursuant to Section 5.25 to secure any of the Obligations.

                 "SFB Credit Agreement" shall mean the Credit Agreement dated as of June 30, 1995, among the SF Broadcasting Companies, the lenders party thereto, The Chase Manhattan

Bank, as administrative agent and collateral agent, First Union National Bank of North Carolina, as managing agent, and The Bank of New York, Fleet Bank, N.A., and Banque Paribas as co-agents, as amended, waived, modified and in effect from time to time.

                 "SF Broadcasting Companies" shall mean Savoy Stations, Inc., a Delaware corporation, and each Person listed on Schedule 1.01(d).

                 "Short-Term Debt" shall mean, for any Person at any time, all Indebtedness of such Person which would at such time be short-term debt, whether direct or contingent, under GAAP as in effect on the date of this Agreement.

                 "SKTV" shall mean SKTV, Inc., a Delaware corporation.

                 "Special Program" shall have the meaning assigned to that term in Schedule 1.01(a).

                 "S&P" shall mean Standard & Poor's.

                 "Statutory Reserve Rate" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                 "Subordinated Debentures" shall mean (a) Home Shopping's 57/8% Convertible Subordinated Debentures due March 1, 2006, and (b) Savoy's 7% Convertible Subordinated Debentures due July 1, 2003, in each case as amended or supplemented prior to the date hereof.

                 "Subordinated Indebtedness" shall mean Indebtedness for borrowed money of USANi (a) no portion of the principal of which is required to be repaid, repurchased, defeased or reacquired by USANi or its Affiliates at any time prior to the date that is 60 days after the Tranche B Maturity Date,
(b) all payments in respect of which are fully subordinated to the prior payment of the Obligations and (c) the terms of which (including the subordination terms) have been approved in writing by the Administrative Agent and the Required Lenders prior to the issuance thereof.

                 "Subsidiary" shall mean any subsidiary of USANi or the Borrower and their respective subsidiaries. For purposes of the representations and warranties made herein on the Effective Date, the term "Subsidiary" includes each Person included in the Acquired Assets on the Effective Date and the Home Shopping Persons.

                 "subsidiary" shall mean, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled (within the meaning of the first sentence of the definition of "Control"), by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                 "Swingline Exposure" shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

                 "Swingline Lender" shall mean The Chase Manhattan Bank, in its capacity as lender of Swingline Loans hereunder.

                 "Swingline Loan" shall mean a Loan made pursuant to Section
2.19.

                 "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                 "TCI" shall mean Tele-Communications, Inc., a Delaware corporation.

                 "Term Loans" shall mean Tranche A Term Loans and Tranche B Term Loans.

                 "ThreeMonth Secondary CD Rate" shall mean, for any day, the secondary market rate for threemonth certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for threemonth certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

                 "Ticketmaster" shall mean Ticketmaster Group, Inc., an Illinois corporation.

                 "Total Debt" shall mean, for any Person at any time, all Indebtedness of such Person and its subsidiaries at such time (including all long-term senior and subordinated Indebtedness, all Short-Term Debt, the stated amount of all letters of credit (including the Letters of Credit) issued for the account of such Person and (without duplication) all unreimbursed draws thereunder (but excluding trade letters of credit)), as shown on the combined consolidated quarterly or annual financial statements, including the notes thereto, of USANi, the Borrower and their respective Subsidiaries delivered for such period pursuant to Section 5.01 or referred to in Section 3.02.

                 "Total Debt Ratio" shall mean, at any time, the ratio of (a) Total Debt of the Combined Group on a combined consolidated basis as of such time to (b) EBITDA for the four Fiscal Quarter period ending as of the last day of the most recently ended Fiscal Quarter as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as EBITDA is shown in the Total Debt Ratio Notice for such period; provided that in respect of the Fiscal Quarter ending March 31, 1998, the calculation of EBITDA will be determined on a pro forma basis as if the Transactions had occurred on January 1, 1998, and provided further that until financial statements shall have been delivered pursuant to Section 5.01(a) or (b) in respect of four Fiscal Quarter ends, EBITDA will be determined by multiplying EBITDA for the number of Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) by a fraction, the numerator of which shall be four and the denominator of which shall be the number of Fiscal Quarters for which financial statements have been so delivered. At all times prior to delivery of the first Total Debt Ratio Notice, the Total Debt Ratio shall be deemed to be greater than 4.0 to 1.0.

                 "Total Debt Ratio Notice" shall mean each notice provided for in Section 5.01(g).

                 "Tranche A Commitment" shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to
Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Lender's Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche A Commitments is $750,000,000.

                 "Tranche A Lender" shall mean a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

                 "Tranche A Maturity Date" shall mean December 31, 2002.

                 "Tranche A Term Loan" shall mean a Loan made pursuant to clause (a) of Section 2.01.

                 "Tranche B Commitment" shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to
Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Lender's Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche B Commitments is $250,000,000.

                 "Tranche B Lender" shall mean a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

                 "Tranche B Maturity Date" shall mean December 31, 2003.

                 "Tranche B Term Loan" shall mean a Loan made pursuant to clause (b) of Section 2.01.

                 "Transactions" shall mean the Financing Transactions, the transactions described in the preamble and the other transactions contemplated by the Investment Agreement to be consummated on or prior to the Effective Date.

                 "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

                 "Universal" shall mean Universal Studios, Inc., a Delaware corporation.

                 "USANi" shall have the meaning assigned to such term in the preamble.

                 "Wholly Owned Subsidiary" shall mean Home Shopping (so long as all the equity interests in Home Shopping are owned directly or indirectly by Liberty and/or USANi) and any Person all the ownership interests of which, other than directors' qualifying shares, are owned or controlled, directly or indirectly, by USANi or the Borrower.

                 SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

                 SECTION 1.03.  Terms Generally; Certain Accounting Matters.
(a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns,
(iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                 (b) Unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (c) below, all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent on behalf of itself and the Lenders hereunder shall be prepared in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder after the date hereof (or, prior to the delivery of the first financial statements furnished to the Lenders hereunder, on a basis consistent with those used in the preparation of the financial statements referred to in Section 3.02). All calculations made for the purposes of determining compliance with the terms of Sections 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19 and 5.20 shall, except as otherwise expressly provided herein, be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements then most recently furnished to the Lenders pursuant to
Section 5.01 (or referred to in Section 3.02, excluding the SF Broadcasting Companies) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or
(ii) the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which cases such calculations shall be made on a basis consistent with those used in the preparation of the most recent financial statements as to which such objection shall not have been made. For purposes of the preparation of financial statements or the making of calculations for the purposes of determining compliance with the terms of Sections 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17,
5.18, 5.19 and 5.20, the "Fiscal Quarter" or "Fiscal Year" of Ticketmaster or any SF Broadcasting Company shall be the most recent Fiscal Quarter or four Fiscal Quarters, as the case may be, of such entity having ended prior to the relevant Fiscal Quarter or Fiscal Year, as the case may be, of the Borrower.

                 (c) The Borrower shall deliver to the Administrative Agent, with sufficient copies for delivery to the Lenders, contemporaneously with delivery of any annual or quarterly financial statement under Section 5.01 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the most recently preceding annual or quarterly financial statements as to which no objection shall have been made in accordance with the second to last sentence of subsection (b) above, and reasonable estimates of the difference between such statements arising as a consequence thereof.


                                   ARTICLE II

                                 The Credits

                 SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche A Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche A Commitment, (b) to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Commitment and (c) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

                 SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                 (b) Subject to Section 2.13, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                 (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is
equal to the entire unused balance of the total Revolving Commitments.   Each
Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.

                 (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Tranche A Maturity Date or Tranche B Maturity Date, as applicable.

                 SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.
Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                 (i) whether the requested Borrowing is to be a Revolving Borrowing, Tranche A Term Borrowing or Tranche B Term Borrowing;

                 (ii) the aggregate amount of such Borrowing;

                 (iii) the date of such Borrowing, which shall be a Business
         Day;

                 (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                 (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                 (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                 SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                 (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing
Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $40,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

                 (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and
(ii) the date that is five Business Days prior to the Revolving Maturity Date.

                 (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or, in the case of Letters of Credit outstanding on the Effective Date, upon the satisfaction or waiver of the conditions set forth in Section 4.01) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                 (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:30 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:30 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced with the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

                 (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein,
(ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Collateral Agent or the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                 (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

                 (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                 (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                 (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent (upon the request of the Required Lenders) or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total
LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (e), (f) or (g) of Article VI. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.
Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

                 SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.19. The Administrative Agent will make such

Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

                 (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                 SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

                 (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                 (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

                 (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                 (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                 (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                 (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                 (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                 (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                 (f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

                 SECTION 2.07. Termination; Reduction; and Increase of Commitments. (a) Unless previously terminated, (i) the Tranche A Commitments and Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

                 (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

                 (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

                 (d) On one occasion at any time before February 12, 2000, the Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request the addition of a new tranche of Term Loans (the "New Term Loans"). The New Term Loans (i) shall be in an aggregate principal amount not in excess of $250,000,000, (ii) shall rank pari passu in right of payment and of security with the Tranche A Term Loans and shall mature no sooner than the Tranche A Maturity Date, (iii) shall have an amortization schedule no more accelerated on a proportional basis than the Tranche A Term Loans and (iv) shall have such pricing as may be agreed by the Borrower and the Lenders providing such New Term Loans and shall otherwise be treated hereunder no more favorably than the Tranche A Term Loans, including for purposes of Section 2.10(c). Such notice shall set forth the requested amount of New Term Loans, and shall offer each Lender the opportunity to offer a commitment to provide New Term Loans by giving written notice of such offered commitment to the Administrative Agent and the Borrower within 10 Business Days after the date of the Borrower's notice. In the event that, on the 10th Business Day after the Borrower shall have delivered a notice pursuant to the first sentence of this paragraph, Lenders shall have provided commitments in an aggregate amount less than the total amount of the New Term Loans requested by the Borrower, the Borrower shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an "Additional Lender") to extend commitments to provide New Term Loans in an aggregate amount equal to the unsubscribed amount, provided that each Additional Lender shall be subject to the approval of the Borrower and the Administrative Agent (which approval shall not be unreasonably withheld). Commitments in respect of New Term Loans shall become Commitments under this Agreement pursuant to an amendment to this Agreement executed by each of USANi, the Borrower, each Lender agreeing to provide such Commitment, each Additional Lender, if any, the Issuing Bank and the Administrative Agent, and such amendments to the other Loan Documents as the Administrative Agent shall reasonably deem appropriate. The effectiveness of such amendment shall be subject to the satisfaction on the date thereof and, if different, on the date on which the New Term Loans are made, of each of the conditions set forth in paragraphs (b), (c), (d) and (e) of Section 4.02.

                 (e) On one occasion at any time on or before June 30, 1998, the Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request the addition of a new tranche of Term Loans in addition to, and without prejudice to its right to request, any new tranche of Term Loans under paragraph (d) above (the "Additional New Term Loans"). The Additional New Term Loans (i) shall be in an aggregate principal amount not in excess of $205,000,000, (ii) shall reduce the amount of the Revolving Commitments at any time otherwise available to be utilized in the form of Revolving Loans, LC

Exposure or Swingline Exposure by an amount equal to the aggregate principal amount of the Additional New Term Loans outstanding at such time, (iii) shall have terms substantially the same as those set forth in the term sheet contained in Schedule 2.07(e), (iv) shall have the same Applicable Rates as the Revolving Loans and (v) shall otherwise be treated hereunder no more favorably than the Tranche A Term Loans. Such notice shall set forth the requested amount of Additional New Term Loans, and shall offer each Revolving Lender on a pro rata basis based upon its proportional share of the Revolving Commitments the opportunity to offer a commitment to provide Additional New Term Loans by giving written notice of such offered commitment to the Administrative Agent and the Borrower within 10 Business Days after the date of the Borrower's notice. In the event that, on the 10th Business Day after the Borrower shall have delivered a notice pursuant to the first sentence of this paragraph, Lenders shall have provided commitments in an aggregate amount less than the total amount of the Additional New Term Loans requested by the Borrower, the Borrower shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an "Additional Lender") or Lenders to extend commitments to provide Additional New Term Loans in an aggregate amount equal to the unsubscribed amount, provided that each Additional Lender shall be subject to the approval of the Borrower and the Administrative Agent (which approval shall not be unreasonably withheld). Commitments in respect of Additional New Term Loans shall become Commitments under this Agreement pursuant to an amendment to this Agreement effecting the Additional New Term Loans in accordance with this paragraph (e) executed by each of USANi, the Borrower, each Lender agreeing to provide such Commitment, each Additional Lender, if any, the Issuing Bank and the Administrative Agent, and such amendments to the other Loan Documents as the Administrative Agent shall reasonably deem appropriate. The effectiveness of such amendment shall be subject to the satisfaction on the date thereof and, if different, on the date on which the Additional New Term Loans are made, of each of the conditions set forth in paragraphs (b), (c), (d) and (e) of Section 4.02.

                 SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

                 (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                 (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                 (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                 (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                 SECTION 2.09. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:


                 Date                                 Amount
                 ----                                 ------
                 March 31, 1999                    18,750,000
                 June 30, 1999                     18,750,000
                 September 30, 1999                18,750,000
                 December 31, 1999                 18,750,000
                 March 31, 2000                    37,500,000
                 June 30, 2000                     37,500,000
                 September 30, 2000                37,500,000
                 December 31, 2000                 37,500,000
                 March 31, 2001                    56,250,000
                 June 30, 2001                     56,250,000
                 September 30, 2001                56,250,000
                 December 31, 2001                 56,250,000
                 March 31, 2002                    75,000,000
                 June 30, 2002                     75,000,000
                 September 30, 2002                75,000,000
                 December 31, 2002                 75,000,000

                 (b) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

                 Date                                   Amount
                 ----                                   ------
                 March 31, 1999                         312,500
                 June 30, 1999                          312,500
                 September 30, 1999                     312,500
                 December 31, 1999                      312,500
                 March 31, 2000                         312,500


                 June 30, 2000                          312,500
                 September 30, 2000                     312,500
                 December 31, 2000                      312,500
                 March 31, 2001                         312,500
                 June 30, 2001                          312,500
                 September 30, 2001                     312,500
                 December 31, 2001                      312,500
                 March 31, 2002                         312,500
                 June 30, 2002                          312,500
                 September 30, 2002                     312,500
                 December 31, 2002                      312,500
                 March 31, 2003                      61,250,000
                 June 30, 2003                       61,250,000
                 September 30, 2003                  61,250,000
                 December 31, 2003                   61,250,000


                 (c) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

                 (d) If the initial aggregate amount of the Lenders' Term Commitments of either Class exceeds the aggregate principal amount of Term Loans of such Class that are made on the Effective Date, then the scheduled repayments of Term Borrowings of such Class to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. Any prepayment of a Term Borrowing of either Class shall be applied ratably to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section.

                 (e) Prior to any repayment of any Term Borrowings of either Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Term Borrowings of either Class shall be applied to repay any outstanding ABR Term Borrowings of such Class before any other Borrowings of such Class. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

                 SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

                 (b) In the event and on each occasion that any Net Proceeds are received by or on behalf of USANi, the Borrower or their respective Subsidiaries in respect of any Prepayment Event, the Borrower shall, within seven Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds, except in the case of an Asset Sale of any television station owned by SKTV or any of its subsidiaries, in which case the Borrower shall, within seven Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 50% of such Net Proceeds. Concurrently with the occurrence of any Prepayment Event, the Borrower shall deliver to the

Administrative Agent and each Lender a written notice of such occurrence which shall set forth a calculation of the Net Proceeds received in respect of such Prepayment Event.

                 (c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings and, in the case of any optional prepayment, the Class or Classes to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section; provided that each prepayment of Borrowings of any Class shall be applied to prepay ABR Borrowings of such Class before any other Borrowings of such Class. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of both Classes remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche A Term Borrowings and Tranche B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. Any Tranche B Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least two Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B Term Loans but was so declined shall be applied to prepay Tranche A Term Borrowings, provided that, if the Borrower so requests in writing promptly after notice that any such Tranche B Lender has declined all or any portion of any prepayment, such declined prepayments shall instead be applied to prepay Tranche A Term Borrowings and the Tranche B Term Loans of Tranche B Lenders that did not decline such prepayment allocated pro rata based on the aggregate principal amount of Tranche A Term Borrowings and such Tranche B Term Loans and the Administrative Agent shall advise each Tranche B Lender eligible to receive such an additional prepayment of the amount of such prepayment so reallocated to such Tranche B Lender and, provided further, that any such Tranche B Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loans pursuant to such reallocation, in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B Term Loans but was so declined shall be applied to prepay Tranche A Term Loans.

                 (d) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, five (or, in the case of an optional prepayment, three) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, three (or, in the case of an optional prepayment, one) Business Days before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

                 SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Commitment of such Lender during the period from and including the date of this Agreement, to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears (i) in the case of commitment fees in respect of the Revolving Commitments, on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof, and (ii) in the case of commitment fees in respect of the Tranche A Term Commitments and Tranche B Term Commitments, on the Effective Date or any earlier date on which such Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose). Reduction of the availability of Revolving Commitments as contemplated by clause (ii) of Section 2.07(e) shall not constitute usage of such Revolving Commitments for purposes of this Section 2.11(a).

                 (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure at a rate equal for each date in such period to
(x) in the case of trade Letters of Credit, 40% of the Applicable Rate for Eurodollar Borrowings on such date and (y) in the case of all other Letters of Credit, the Applicable Rate for Eurodollar Borrowings on such date, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                 (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

                 (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for prompt distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

                 SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

                 (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

                 (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

                 (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                 (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                 SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

                 (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

                 (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

                 SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

                 (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

                 (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase by an amount deemed material by such Lender the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed material by such Lender or the Issuing Bank, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

                 (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy) by an amount deemed material by such Lender or the Issuing Bank, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

                 (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the

Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                 (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

                 SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                 SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                 (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                 (c) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the Collateral Agent or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender, the Collateral Agent or the Issuing Bank, shall be conclusive absent manifest error.

                 (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                 (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, including in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto, accompanied by a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten percent shareholder of the Borrower (within the meaning of 871(h)(3)(B) of the Code) and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).

                 SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent in care of the Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 8.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

                 (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

                 (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                 (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Collateral Agent or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Collateral Agent or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, the Collateral Agent or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                 (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.17(d), 2.19(c) or 8.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                 SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                 (b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to
Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                 SECTION 2.19. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

                 (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

                 (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

                                  ARTICLE III

                       Representations and Warranties

                 Each of USANi and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders that:

                 SECTION 3.01. Corporate Existence. Each Credit Party and each of the Material Subsidiaries (a) is a corporation, a limited partnership or a limited liability company duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation; (b) has all requisite corporate, partnership or company power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as presently conducted, and conducts its business in compliance with the requirements set forth in Section 5.03; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

                 SECTION 3.02. Financial Condition. (a) Each of (i) the consolidated balance sheet of USANi and its consolidated subsidiaries as at December 31, 1996, and the related consolidated statements of income, retained earnings and changes in financial position of USANi and its consolidated subsidiaries for the Fiscal Year ended on such date, audited by and with the opinion thereon of Ernst & Young LLP, the independent auditors of USANi, (ii) the unaudited consolidated balance sheet of USANi and its consolidated subsidiaries as at September 30, 1997, and the related consolidated statements of income, retained earnings and changes in financial position for the three-Fiscal Quarter period ended on such date and (iii) the financial statements for USA Networks and Universal Television Group contained in Appendix H and Appendix I, respectively, of the Proxy Statement of USANi dated January 12, 1998, each of which has been heretofore furnished to the Administrative Agent and each of the Lenders, are complete and correct and fairly present in all material respects the consolidated financial condition of USANi, USA Networks or Universal Television Group, as the case may be, and its consolidated subsidiaries as at such dates and the consolidated results of their operations for such Fiscal Year or period, as the case may be, ended on such dates, all in accordance with GAAP applied on a consistent basis subject, in the case of clause (ii), to normal yearend adjustments. Neither USANi nor USA Networks nor Universal Television Group nor any of their consolidated subsidiaries had on either such date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheets as at such dates. Since December 31, 1996, there has been no material adverse effect on the business, operations or financial condition of (A) USANi and its consolidated Subsidiaries (including the Home Shopping Persons) taken as a whole or (B) the Acquired Assets (excluding the Home Shopping Persons) taken as a whole (in such case except as disclosed in any SEC Report of USANi or in the Information Memorandum delivered to the Lenders prior to the date hereof).

                 (b) The Borrower has heretofore furnished to the Lenders a pro forma combined consolidated and a pro forma combining consolidating balance sheet for USANi, the Borrower and their respective Subsidiaries as of September 30, 1997, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma balance sheets (i) have been prepared in good faith, (ii) are based on the best information available to USANi and the Borrower, (iii) accurately reflect all material adjustments believed by the Borrower and USANi necessary to give effect to the Transactions and (iv) fairly present, in all material respects, the pro forma financial position of USANi and the Borrower and such Subsidiaries as of September 30, 1997, as if the Transactions had occurred on such date. The historical financial information used in the preparation of such pro forma balance sheets was prepared in accordance with GAAP applied on a consistent basis.

                 SECTION 3.03. Litigation. Except as heretofore disclosed to the Lenders in writing or in any SEC Report of USANi delivered to the Lenders prior to the date hereof, there is no action, proceeding or investigation by or before any court or any arbitral, governmental or regulatory authority or agency, pending or (to the knowledge of any Credit Party) threatened against any such Credit Party or any Subsidiary as to which there is a reasonable possibility of an adverse determination (i) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Transactions.

                 SECTION 3.04. No Breach or Default, etc. Neither the execution and delivery of each of the Loan Documents, nor the consummation of the Transactions, nor the compliance by any Credit Party with the terms and provisions hereof or thereof will (a) conflict with or result in a breach of, or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or require any consent or vote of any Person under, the certificate of incorporation or certificate of formation or bylaws, partnership agreement or operating agreement of any Credit Party, or any agreement or instrument to which any Credit Party or any Subsidiary is a party (including employment and affiliation agreements) or to which it is subject, (b) violate any applicable law, regulation, order, writ, injunction or decree of any court or Governmental Authority, or (c) constitute a default or, except as set forth in the Pledge Agreement, result in the imposition of any Lien on any of the assets, revenues or other properties of any Credit Party or any Subsidiary under any such agreement or instrument.

                 SECTION 3.05. Corporate Action. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party, and the consummation of the Transactions, are within the scope of its corporate, partnership or company powers, and have been duly authorized by all necessary corporate, company or partnership and, if required, stockholder or member action on the part of each of them. This Agreement constitutes, and each of the other Loan Documents, when duly executed and delivered by each Credit Party thereto will constitute, the legal, valid and binding obligation of each such Credit Party, enforceable against each of them, in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 SECTION 3.06. Approvals. Except such as have been obtained or made and are in full force and effect, no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery of performance by any Credit Party of any of the Loan Documents or for the validity or enforceability hereof or thereof, or for the consummation of the Transactions.

                 SECTION 3.07. Use of Loans. Neither any Credit Party nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation G, T, U or X of the Board) and no part of the proceeds of any Loan or any Letter of Credit will be used to buy or carry any margin stock.

                 SECTION 3.08. ERISA. Each Credit Party and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan, other than any such failure, noncompliance or incurrence of liability that would not be reasonably expected to have a Material Adverse Effect.

                 SECTION 3.09. Taxes. Each Credit Party and the Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by any Credit Party or any Subsidiary. The charges, accruals and reserves on the books of the Credit Parties and the Subsidiaries in respect of taxes and other governmental charges are, in the opinion of each Credit Party, adequate.

                 SECTION 3.10. Credit Agreements. Schedule 3.10 hereto and all SEC Reports of USANi delivered to the Lenders prior to the date hereof completely and correctly disclose each credit agreement, loan agreement, indenture, purchase agreement, Guarantee or other arrangement providing for or otherwise relating to any extension of credit or commitment for any extension of credit (other than pursuant to any letter of credit excepted from the definition of Indebtedness herein under paragraph (c) thereof) to, or Guarantee by, any Credit Party or any Material Subsidiary the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000, and accurately describes the aggregate principal or face amount outstanding and which may become outstanding under each thereof.

                 SECTION 3.11. Ownership of Assets. Each Credit Party and each Material Subsidiary has good and marketable title to all assets (except assets disposed of in the ordinary course of its business) reflected on the audited consolidated balance sheet as of December 31, 1996, or on the pro forma combined consolidated balance sheet as of September 30, 1997, referred to in
Section 3.02, subject to:

                 (a) no Liens other than such Liens as are listed on Schedule
         5.05 or otherwise permitted by Section 5.05 and either (i) listed in notes to the financial statements delivered pursuant to Section 5.01(a) or (b) or (ii) otherwise communicated to the Lenders in writing; and

                 (b) on any date hereafter, dispositions permitted by Section
         5.17 and reflected in the financial statements, including any notes thereto, delivered pursuant to Section 5.01(a) or (b).

                 SECTION 3.12. Status of Obligations. The obligations of each Credit Party under this Agreement, the Letters of Credit, the Guarantee Agreement, each other Loan Document and each other document now or hereafter entered into with respect hereto or thereto rank and will rank at least pari passu in all respects with all other senior Indebtedness of such Credit Party, except that Indebtedness secured by any Lien permitted by Section 5.05 ranks senior in right of security with respect to the collateral therefor. The obligations of USANi, the Borrower and each Guarantor (including each Guarantor's Guarantee) under the Loan Documents are "senior debt" and "senior indebtedness" (or any other defined term intended to describe Senior Indebtedness) as defined in, and for all purposes of, any indenture (including the indentures relating to the Subordinated Debentures) or other instrument (other than the guarantees by USANi of the Subordinated Debentures) to which each such party is a party relating to subordinated debt, and the Secured Parties are entitled to the benefits of the subordination provisions relating thereto.

                 SECTION 3.13. Investment Company Act; Public Utility Holding Company Act. (a) Neither the Borrower nor any Guarantor is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 (b) Neither the Borrower nor any Guarantor is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 SECTION 3.14. Environmental Matters. To the best of the knowledge of each Credit Party, all operations and conditions at or in the premises which each Credit Party owns, leases or operates (collectively, the "Premises") comply in all material respects with all Federal, state and local laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements relating to environmental matters, contamination, pollution, waste disposal, hazardous materials, substances or wastes or industrial hygiene, including such laws, rules, regulations, codes, ordinances, orders, devices, judgments, injunctions, notices or binding agreements relating to asbestos and electromagnetic fields (collectively, "Environmental Laws"). None of the Premises nor any Credit Party has knowledge of or is subject to any pending or threatened judicial or administrative proceeding alleging the violation of or liability under any Environmental Law.

                 SECTION 3.15. FCC Matters. Except as set forth on Schedule 3.15, USANi, the Borrower and their respective Subsidiaries have all licenses, consents and approvals from the FCC, other applicable Governmental Authorities and other third parties necessary or advisable to authorize USANi, the Borrower and such Subsidiaries to consummate the Transactions, to own and operate the businesses of USANi, the Borrower and such Subsidiaries and to conduct their operations as contemplated by their business plan, all of which are in full force and effect, and no action has been taken by the FCC or any other person or threatened by any competent authority to challenge any such license, consent or approval or that would otherwise restrain, prevent or otherwise impose material adverse conditions on the financings contemplated hereby or in the business, operations or financial condition of USANi, the Borrower and such Subsidiaries taken as a whole.

                 SECTION 3.16. Pledge Agreement. By virtue of the execution and delivery of the Pledge Agreement by the parties thereto, when the Pledged Securities are delivered to the Collateral Agent in accordance with the Pledge Agreement, the Collateral Agent will obtain and, so long as the Collateral Agent maintains possession of the Pledged Securities (and subject to Section 8.13), will have and will continue to have a valid and perfected first priority security interest in such Pledged Securities, for the benefit of the Secured Parties, as security for the repayment and performance in full of the Obligations, prior to all other Liens thereon.

                 SECTION 3.17. Labor Matters. There are no strikes, lockouts or slowdowns against any Credit Party or any Subsidiary pending or, to the knowledge of any Credit Party, threatened. There is no pending (or to the knowledge of any Credit Party) threatened action, proceeding or investigation by or before any court or any arbitral, governmental or regulatory authority or agency against any Credit Party in connection with the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters which, if adversely determined, could have a Material Adverse Effect. All payments due from any Credit Party or any Subsidiary, or for which any claim may be made against any Credit Party or any

Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party or Subsidiary through the end of the most recent fiscal quarter of such Credit Party or Subsidiary as to which financial statements have been delivered to the Lenders. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party or Subsidiary is bound other than rights which, if exercised, could not have a Material Adverse Effect.

                 SECTION 3.18. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and issuing of each Letter of Credit made on the Effective Date and after giving effect to the application of the proceeds of such Loans and Letters of Credit, (i) the fair value of the assets of each Credit Party and each of the Subsidiaries, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Credit Party and each of the Subsidiaries will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(iii) each Credit Party and each of the Subsidiaries do not intend to incur and do not believe it will incur debts and liabilities, subordinated, contingent or otherwise, beyond its ability to pay such debts and liabilities as they become absolute and matured; and (iv) each Credit Party and each of the Subsidiaries will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.


                                 ARTICLE IV

                            Conditions Precedent

                 SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

                 (a) the Administrative Agent shall have received certified copies of the certificate of incorporation or certificate of formation and bylaws, operating agreement or partnership agreement of each Credit Party and all corporate, partnership or company action and, if necessary, stockholder or member action taken by each Credit Party approving this Agreement and the other Loan Documents and borrowings by the Borrower hereunder (including a certificate setting forth the resolutions of the boards of directors (or equivalent body) of each Credit Party adopted in respect of the Transactions), all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

                 (b) the Administrative Agent shall have received a certificate of each Credit Party in respect of each of the officers (i) who is authorized to sign this Agreement and the other Loan Documents on its behalf and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement, the other Loan Documents and the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may conclusively rely on such certificate until it receives notice in writing from the applicable Credit Party to the contrary;

                 (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of any Credit Party, the authorization of the Transactions and any other legal matters relating to any Credit Party, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                 (d) the conditions set forth in Section 4.02 shall have been satisfied and the Administrative Agent shall have received a certificate of a senior officer of each Credit Party to the effect set forth in paragraphs (b), (c) and (e) of Section 4.02;

                 (e) the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) from each of James G. Gallagher, Vice President, General Counsel and Corporate Secretary of USANi, Wachtell, Lipton, Rosen & Katz, special counsel to USANi and the Borrower, and other counsel reasonably satisfactory to the Administrative Agent, collectively to the effect set forth in Exhibit F;

                 (f) (i) the Guarantee Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and (ii) the Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect;

                 (g) the Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and (i) Intercompany Notes evidencing all Indebtedness of USANi and Ticketmaster to the Borrower, (ii) Intercompany Notes evidencing all other Indebtedness outstanding on the Effective Date under Section 5.07(c) and (iii) all the outstanding capital stock of or equity interests in the Borrower and each Guarantor (other than USANi, but including any special purpose Person formed by the Borrower to hold all the equity interests held by the Borrower in its Subsidiaries), in each case as of the Effective Date after giving effect to the Transactions, shall have been duly and validly pledged thereunder to the Collateral Agent, for the ratable benefit of the Secured Parties, and certificates representing such stock or equity interests (except with respect to USA Network, a New York partnership), and such notes evidencing such Indebtedness, accompanied by undated stock powers or other instruments of transfer, endorsed in blank, with respect to such certificates and such notes, shall be in the actual possession of the Collateral Agent, and the Collateral Agent shall have received all other documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Pledge Agreement;

                 (h) the Administrative Agent shall have received counterparts of this Agreement which, when taken together, bear the signatures of all the parties hereto;

                 (i) the Administrative Agent shall have received (i) financial projections for Fiscal Years 19982002 for the Combined Group and (ii) the financial statements described in Section 3.02(a) and (b), together with a certificate of a Financial Officer of the Borrower to the effect that the financial statements described in 3.02(b) fairly present, in all material respects, the pro forma financial position of USANi, the Borrower and such Subsidiaries, as of September 30, 1997, as if the Transactions had occurred on such date, and that the historical financial information used in the preparation of such pro forma financial statements was prepared in accordance with GAAP applied on a consistent basis. The Borrower shall have exercised its option under the first sentence of Section 1.5(e) of the Investment Agreement to substitute equity interests in the Borrower for up to $75,000,000 in cash otherwise payable to a subsidiary of Universal on the Effective Date and the Lenders shall be reasonably satisfied that such financial statements and the Transactions are otherwise consistent with the sources and uses shown on Schedule 4.01(i) and are not materially inconsistent with the information or projections and the financial model delivered to the Lenders prior to the date hereof. USANi and the Borrower shall have also provided such other financial information as the Lenders may have reasonably requested through the Administrative Agent in connection with the Transactions;

                 (j) the Administrative Agent shall have received evidence reasonably satisfactory to it that the insurance required by Section 5.03(f) is in effect;

                 (k) the Administrative Agent shall have received evidence reasonably satisfactory to it that, after giving effect to the transactions contemplated hereby, the commitments under the Existing Credit Agreement have been terminated and all loans thereunder have been repaid or terminated in full, all accrued interest, fees and other amounts payable thereunder have been paid in full and all Liens on collateral thereunder have been released;

                 (l) the Lenders shall have received a certificate of a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Lenders, as to the solvency of USANi, the Borrower and their respective Subsidiaries on a combined consolidated basis after giving effect to the Transactions;

                 (m) the Administrative Agent shall have received (i) copies of the Investment Agreement and all certificates, opinions and other documents delivered thereunder and (ii) such other documents as the Administrative Agent or any Lender may reasonably request in connection therewith, including all requisite governmental approvals and filings, if any;

                 (n) all approvals of Governmental Authorities and third parties necessary or legally advisable in connection with the Transactions and the continuing operations of each of USANi, the Borrower and their respective Subsidiaries (after giving effect to the Transactions) shall have been obtained, be final and nonappealable and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which could restrain, prevent or otherwise impose adverse conditions on the Transactions or could reasonably be expected to have a Material Adverse Effect;

                 (o) the Transactions intended to be consummated on the Effective Date shall have been, or contemporaneously with the initial funding of Loans on the Effective Date shall be, consummated in accordance with applicable law and the Investment Agreement and all related documentation, in each case in the form previously approved by the Lenders, and otherwise on terms reasonably satisfactory to the Lenders, and the Lenders shall be satisfied with the Acquired Assets contributed to the Borrower on the Effective Date. The Lenders shall be satisfied that the conditions to the obligations of USANi, Home Shopping and the Borrower set forth in the Investment Agreement shall have been satisfied without giving effect to waivers or amendments not approved by the Lenders that are material to the Lenders;

                 (p) after giving effect to the Transactions, (i) USANi, the Borrower and their respective Subsidiaries shall have outstanding no preferred stock and no Indebtedness other than (A) the Loans, (B) Indebtedness of non-Wholly Owned Subsidiaries set forth on Schedule 5.07, and (C) letters of credit in an aggregate stated amount not in excess of $25,000,000 issued under USANi's letter of credit facility with The Bank of New York, and (ii) the Borrower shall have outstanding no equity interests (or options or warrants for the purchase thereof) other than as contemplated by the Investment Agreement;

                 (q) the Lenders shall be reasonably satisfied with the sufficiency of the aggregate unused amount of the Revolving Commitments to meet the ongoing working capital needs of USANi, the Borrower and their respective Subsidiaries;

                 (r) the Lenders shall be reasonably satisfied in all respects with the tax position and the contingent tax and other liabilities of USANi, the Borrower and their respective Subsidiaries and the plans of each of them with respect thereto;

                 (s) the Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which USANi, the Borrower and their respective Subsidiaries may be subject and the plans of each of them with respect thereto; and

                 (t) all legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders.

                 SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Loans), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, shall be subject to satisfaction of the further conditions that, as of the date of the making of such Loans and the issuance, amendment, renewal or extension of such Letters of Credit and after giving effect thereto:

                 (a) the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, receipt by the Issuing Bank and Administrative Agent of a notice requesting the issuance, renewal or extension of such Letter of Credit, as required by Section 2.04(b);

                 (b) no Default or Event of Default shall have occurred and be continuing;

                 (c) the representations and warranties made by each Credit Party in Article III, in the other Loan Documents and in any other certificate or other document delivered in connection herewith or therewith shall be true in all material respects on and as of the date of the making of such Loans, or the issuance, amendment, renewal or extension of such Letter of Credit, with the same force and effect as if made on and as of such date;

                 (d) the Borrower shall be in compliance with the financial covenants in this Agreement both before and immediately after the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit both on an historical basis as of the last day of the most recent Fiscal Quarter in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b) and on a pro forma basis as if such transaction occurred on the first day of the period tested as of such day to determine compliance with Sections 5.11, 5.12 and 5.13 (on an "Historical and Pro Forma Basis"); and

                 (e) all fees and expenses then payable pursuant to Sections
         2.11 and 8.03(a) and all other fees then payable and theretofore agreed between the Borrower and the Administrative Agent or the Issuing Bank shall have been paid.

Each Borrowing made pursuant to Section 2.02 and each issuance of a Letter of Credit made pursuant to Section 2.04 shall constitute a certification by each Credit Party as to the circumstances specified in paragraphs (b), (c) and (d) above (both as of the date of such notice and, unless any Credit Party otherwise notifies the Administrative Agent prior to the date of such Borrowing or issuance of a Letter of Credit, as of the date of such credit event).


                                   ARTICLE V

                Covenants of the Borrower and the Guarantors

                 Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of USANi and the Borrower covenants and agrees with the Lenders that:

                 SECTION 5.01. Financial Statements; Reports and Other Information. The Borrower shall deliver to the Administrative Agent, with sufficient copies for each of the Lenders and the Issuing Bank:

                 (a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, unaudited combined consolidated statements of income, retained earnings and changes in financial position of USANi and the Borrower and their respective consolidated Subsidiaries (including the Guarantors) for such period and for the period from the beginning of such Fiscal Year to the end of such period, and the related combined consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year (including in each case, but only with respect to periods commencing after the Effective Date, combining consolidating (by operating segment) income statements and balance sheets for USANi, the Borrower and the Material Subsidiaries) (provided that with respect to corresponding comparative figures with respect to Fiscal 1997, the Borrower shall only be required to provide pro forma combined consolidated statements of income), accompanied by a certificate of a Financial Officer of the Borrower, which certificate shall state that such financial statements fairly present the combined consolidated financial condition and results of operations of USANi, the Borrower and such Subsidiaries, all in accordance with GAAP consistently applied (except with respect to pro forma financial information, for which such certificate need only state that the historical financial information used in the preparation of such pro forma financial information was prepared in accordance with GAAP consistently applied), as at the end of and for such period (subject to normal year-end audit adjustments);

                 (b) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, audited combined consolidated statements of income, retained earnings and changes in financial position of USANi, the Borrower and their respective consolidated Subsidiaries (including the Guarantors) for such year and the related combined consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year (including in each case combining consolidating (by operating segment) income statements and balance sheets for USANi, the Borrower and the Material Subsidiaries) (provided that with respect to corresponding comparative figures with respect to Fiscal Year 1997, the Borrower shall only be required to provide pro forma combined consolidated statements of income), accompanied (i) in the case of the combined financial statements, by an opinion thereon of independent certified public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit), which opinion shall state that such combined financial statements fairly present the combined consolidated financial condition and results of operations of USANi, the Borrower and such Subsidiaries as at the end of and for such Fiscal Year and
         (ii) in the case of combining consolidating financial statements, by a certificate of a Financial Officer of the Borrower, which certificate shall state that such financial statements fairly present the combined consolidated financial condition and results of operations of USANi, the Borrower and such Subsidiaries, all in accordance with GAAP consistently applied (except with respect to pro forma financial information, for which such certificate need only state that the historical financial information used in the preparation of such pro forma financial information was prepared in accordance with GAAP consistently applied), as at the end of and for such Fiscal Year (subject to normal year-end audit adjustments);

                 (c) promptly upon their becoming available, copies of all registration statements and regular SEC Reports, if any, which USANi shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

                 (d) promptly upon the mailing thereof to the shareholders of USANi generally, copies of all financial statements, reports and proxy statements so mailed;

                 (e) as soon as possible, and in any event within twenty-five days after any Credit Party knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Financial Officer of the relevant Credit Party setting forth details respecting such event or condition and the action, if any, which such Credit Party or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any Credit Party or an ERISA Affiliate with respect to such event or condition):

                          (i) any reportable event, as defined in Section 4043
                 of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

                          (ii) the filing under Section 4041 of ERISA of a
                 notice of intent to terminate any Plan or the termination of any Plan;

                          (iii) the institution by PBGC of proceedings under
                 Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Credit Party or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                          (iv) the complete or partial withdrawal by any Credit
                 Party or any ERISA Affiliate under Title IV of ERISA from a Multiemployer Plan, or the receipt by any Credit Party or any ERISA Affiliate of notice from a Multiemployer Plan that is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

                          (v) the institution of a proceeding by a fiduciary of
                 any Multiemployer Plan against any Credit Party or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

                 (f) promptly after any Credit Party knows or has reason to know that (i) any Default or any Event of Default has occurred, (ii) any development that, in the opinion of the senior management of USANi or the Borrower, could reasonably be expected to result in a Material Adverse Effect has occurred, (iii) any development relating to any deleveraging event contemplated by Section 5.21 has occurred or (iv) any material notice has been delivered or any material event has occurred under the Investment Agreement or under any of the agreements entered into in connection therewith, in each case, a notice thereof describing the same in reasonable detail and the corrective action taken or proposed to be taken with respect thereto;

                 (g) not later than (i) 60 days after the last day of each of the first three Fiscal Quarters of each of the Borrower's Fiscal Years and (ii) 120 days after the last Fiscal Quarter of each such Fiscal Year, a notice, executed by a Financial Officer of the Borrower, substantially in the form of Exhibit G (the "Total Debt Ratio Notice"), setting forth the Total Debt Ratio for the last day of such Fiscal Quarter, which notice shall set forth calculations and computations in sufficient detail to show the amount and nature of each of the components of the Total Debt Ratio as of such day; provided that in the case of the Total Debt Ratio Notice delivered with respect to each Fiscal Quarter specified in clause (i) above, the Borrower shall (if the final form of either of such Notices is not yet available) deliver such Notice in a preliminary form within 60 days of the end of such Fiscal Quarter setting forth all matters required by this paragraph
         (g) to be included in the final form thereof as accurately as shall be possible based upon information available to the Borrower at such time;

                 (h) as soon as available and in any event within 10 days after preparation thereof (but in any event, not later than 90 days after the commencement of any Fiscal Year), a detailed annual budget of USANi and the Borrower and their respective consolidated Subsidiaries (including the Guarantors) for each Fiscal Year commencing with Fiscal Year 1999, which budget has been prepared in good faith based upon assumptions believed by the Borrower's senior management to be reasonable, and to the extent materially different from the most recently delivered budget, any update of any business plans or financial projections; and

                 (i) from time to time such other information regarding the business, operations or financial condition of USANi, the Borrower or their respective Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender, the Administrative Agent, the Collateral Agent or the Issuing Bank may reasonably request through the Administrative Agent.

The Borrower will furnish to the Administrative Agent, with sufficient copies for the Lenders and the Issuing Bank, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit H (i) to the effect that, to the best of his or her knowledge, after full inquiry, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and the corrective action taken or proposed to be taken with respect thereto), (ii) setting forth in reasonable detail the computations necessary to determine whether the Credit Parties are in compliance with Sections 5.11, 5.12, 5.13 and 5.14 as at the end of the respective Fiscal Quarter or Fiscal Year, (iii) setting forth additions to the list of Subsidiaries that are Material Subsidiaries contained in the certificate most recently delivered pursuant to this provision and containing either (A) a representation that all other Subsidiaries combined do not constitute a Material Subsidiary Group as at such date or (B) a representation that all other Subsidiaries do constitute a Material Subsidiary Group as at such date and either designating additional Subsidiaries as Material Subsidiaries or providing the Administrative Agent with information relevant to such designation and (iv) certifying as to the accuracy of any information provided under Section 1.03(c), if any, in connection with the delivery of such financial statements. In addition, the Borrower hereby agrees to furnish the Administrative Agent and the Issuing Bank with an updated notice with respect to the information specified in clause (iii) of the preceding sentence upon the occurrence of any event either that has resulted or could result in a Subsidiary becoming a Material Subsidiary or a group of Subsidiaries becoming a Material Subsidiary Group or that could make the representation contained in the most recently delivered certificate furnished pursuant to this Section 5.01 no longer accurate.

                 SECTION 5.02. Litigation. Without limiting the obligations of the Borrower under Section 5.01(i), each Credit Party shall promptly give to each Lender notice of any threat or notice of intention of any person to file or commence any court or arbitral proceedings or investigations, or proceedings or investigations before any governmental or regulatory authority or agency, affecting any Credit Party or any Subsidiary, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, could have a Material Adverse Effect.

                 SECTION 5.03. Legal Existence, etc. Each Credit Party will, and will cause each of its respective Subsidiaries (but in the case of clauses
(a), (d) and (e) of this Section 5.03, only those Subsidiaries which are Material Subsidiaries) to:

                 (a) except as permitted by Section 5.16, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

                 (b) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities if failure to comply with such requirements would have a Material Adverse Effect;

                 (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP;

                 (d) maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

                 (e) keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities and upon request by the Administrative Agent permit representatives of any Lender, the Administrative Agent, the Collateral Agent or the Issuing Bank, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and financial condition with its officers, all to the extent reasonably requested by such person; and

                 (f) keep insured by financially sound and reputable insurers all property of a character usually insured by businesses engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such businesses and carry such other insurance as is usually carried by such businesses.

                 SECTION 5.04. Payment of Obligations. Without limiting the obligations of the Credit Parties under Section 5.03, each Credit Party will, and will cause each of its respective subsidiaries to, pay and discharge at or before the date when due, all of their respective material obligations and other liabilities, including material tax and pension liabilities, except where such obligations or liabilities are being contested in good faith and by appropriate proceedings, and maintain, in accordance with GAAP, appropriate reserves for the accrual of all of the foregoing.

                 SECTION 5.05. Liens. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any of their respective subsidiaries to, create, incur, assume or suffer to exist any Lien on any asset, revenue or other property now or hereafter owned or acquired by it (including the assets and capital stock acquired as permitted by Sections 5.19 and 5.20), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                 (a) Liens existing on the Effective Date securing Indebtedness for borrowed money outstanding on the Effective Date and identified in
         Schedule 5.05;

                 (b) any purchase money security interest hereafter created on any property of any Credit Party or any Subsidiary securing Indebtedness incurred solely for the purpose of financing all or a portion of the purchase price of such property; provided that (i) such Lien (A) is created within six months of the acquisition of such property, (B) extends to no other property and (C) secures no other Indebtedness; (ii) the principal amount of Indebtedness secured by such Lien shall at no time exceed the lesser of (A) the cost to the owner of the property subject thereto and (B) the fair value of such property (as determined in good faith by the Board of Directors of such owner) at the time of the acquisition thereof; (iii) such Lien does not extend to or in any way encumber any inventory purchased in the ordinary course of business; and (iv) the aggregate principal amount of all Indebtedness secured by all such Liens shall not exceed at any time $30,000,000 less the aggregate principal amount of all Indebtedness secured by Liens permitted under Section 5.05(k);

                 (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's liens or other similar liens arising in the ordinary course of business of any Credit Party or any Subsidiary and not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

                 (d) Liens in favor of consignors against inventory being sold on consignment in the ordinary course of business by any Credit Party or any Subsidiary;

                 (e) Liens created in substitution for any Liens permitted by paragraphs (a) and (b) of this Section 5.05; provided that (i) any such newly-created Lien does not extend to any other or additional property and (ii) if permitted by such paragraph (a) or (b), does not secure any other (or additional principal amount of) Indebtedness;

                 (f) Liens existing on assets at the time of acquisition thereof or of a Subsidiary owning such assets and not incurred in anticipation of or in connection with such acquisition;

                 (g) operating leases and Capital Leases, to the extent the same would constitute Liens, pursuant to which any Credit Party or its Subsidiary is lessee, and incurred by such Person in the ordinary course of its business;

                 (h) Liens which secure Indebtedness under trade letters of credit having an aggregate principal amount not exceeding at any time $35,000,000; provided that such Liens shall be limited to the related merchandise (and not a general Lien on all assets of any Person);

                 (i) Liens arising in connection with, or the sale of receivables under, the Program (as contemplated by paragraph 1 of Schedule 1.01(a)) or a Securitization in an aggregate amount not exceeding $200,000,000 of sold receivables outstanding at any time, limited to the credit card receivables of the Home Shopping Persons and interests therein, under the Program or in any trust or similar entity utilized to effect any Securitization, in each case on a nonrecourse basis to USANi, the Borrower and their respective Subsidiaries other than to such trust or similar entity (and, in the case of any Securitization, subject to (i) an average advance rate of 80% or higher and (ii) the seller's retained residual interest in such accounts receivable not exceeding $40,000,000 at any time), it being understood that the grant of security interests described in clauses
         (i), (ii), (iii), (v) and (vi) of paragraph 6 of Schedule 1.01(a), to the extent that such security interests relate to the same property that is "sold" by any of the Home Shopping Persons under the Program, as described in paragraph 1 of said Schedule, will not "constitute a Lien on assets of any Person" for the purposes of this Section 5.05;

                 (j) Liens arising under the Security Documents in favor of the Secured Parties;

                 (k) in addition to Liens otherwise permitted by this Section 5.05, Liens on property of any Credit Party or any of their respective subsidiaries (i) which secure Indebtedness (other than any Hedging Agreement) having an aggregate principal amount not exceeding at any time $30,000,000 less the aggregate principal amount of all Indebtedness secured by Liens permitted under Section 5.05(b) and (ii) each of which shall be limited to specified items of collateral (and not a general Lien on all assets of any Person) having a book value not greater than 150% of the aggregate principal amount of the Indebtedness secured by such Lien;

                 (l) liens for taxes, assessments and governmental charges or levies (including liens arising under ERISA) to the extent not required to be paid under Section 5.04;

                 (m) deposits or pledges to secure the performance of bids, contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                 (n) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security obligations; and

                 (o) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not, individually or in the aggregate, materially detract from the value of the property subject thereto;

provided, however, that, notwithstanding the foregoing, at no time and under no circumstances will any of USANi, the Borrower or any of their respective Subsidiaries create, incur, assume or suffer to exist any Lien on any Intercompany Note or on any equity interest held by any of them in any of their Subsidiaries, and all Intercompany Notes and all such equity interests will in any event be maintained free and clear of all Liens whatsoever, except for the Liens created pursuant to the Security Documents and the SFB Credit Agreement.

                 SECTION 5.06. Sale and LeaseBack Transactions. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any of their respective subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for any such arrangement or arrangements having an aggregate principal amount not exceeding at any time $20,000,000.

                 SECTION 5.07. Indebtedness. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any of their respective subsidiaries to, create, incur, assume or permit to exist any Indebtedness whatsoever except for:

                 (a) (i) Indebtedness, not under this Agreement, outstanding on the Effective Date as described in Schedule 5.07, but not any extension, renewal, refinancing or replacement thereof, (ii) Indebtedness under the SFB Credit Agreement and any extension, renewal, refinancing or replacement thereof that does not increase the outstanding principal amount thereof and that is under terms no less favorable to the SF Broadcasting Companies and (iii) a Guarantee of Indebtedness of an SF Broadcasting Company made in accordance with
         Section 5.19(c);

                 (b) Loans or Letters of Credit under this Agreement;

                 (c) Indebtedness (i) between any of the Borrower, USANi or any Wholly Owned Subsidiary that is a Guarantor, (ii) of the Borrower, USANi or any Wholly Owned Subsidiary that is a Guarantor to any Subsidiary and (iii) at any time that all the common stock of Ticketmaster is owned by any of the Borrower, USANi, or any Wholly Owned Subsidiary that is a Guarantor and all such common stock has been pledged under the Pledge Agreement, between the Borrower and Ticketmaster, in each case evidenced by an Intercompany Note duly and validly pledged under the Pledge Agreement for the ratable benefit of the Secured Parties;

                 (d) Capital Lease Obligations in an aggregate principal amount outstanding at any time not in excess of $100,000,000;

                 (e) Indebtedness of any Guarantor under the Guarantee
         Agreement;

                 (f) the joint and several liability of any of the Home Shopping Persons and the other "Participating Subsidiaries" identified in Schedule 1.01(a) under the Program arising in the context of customary credit card chargebacks, as described in paragraph 4 of said Schedule, for accounts that are sold without recourse;

                 (g) the joint and several liability of the Home Shopping Persons and the other "Participating Subsidiaries" for the obligations under the Special Program and the Guaranteed Program, but only if and for so long as the Home Shopping Persons cause the Special Program and the Guaranteed Program at all times to comply with the requirements of
         Section 5.05(k) (including the $30,000,000 and 150% tests set forth therein) when taken together with all amounts outstanding under
         Section 5.05(k) assuming for such purpose with respect to any sold receivable that the amount of such receivable is the book value thereof and that the amount of the Indebtedness secured is the aggregate amount of the obligations under the Special Program and the Guaranteed Program;

                 (h) Indebtedness incurred under uncommitted lines of credit or in connection with trade letters of credit in an aggregate principal and stated amount at any time outstanding not in excess of $35,000,000;

                 (i) Indebtedness (other than Indebtedness permitted by subsection (k) of this Section) incurred, issued, assumed or acquired in connection with an acquisition permitted by Section 5.20 in an aggregate amount that, shall not exceed $500,000,000 in the aggregate, provided that no more than $200,000,000 aggregate principal amount of such Indebtedness may be recourse to USANi, the Borrower or any Subsidiary (other than the acquired Person);

                 (j) (i) Subordinated Indebtedness in an aggregate amount that, shall not exceed $250,000,000 and (ii) senior unsecured Indebtedness of the Borrower or Subordinated Indebtedness, in each case incurred at any time that the Term Loans have a rating from S&P of BBB- or better, or a rating from Moody's of Baa3 or better, in an aggregate amount that, taken together with Indebtedness incurred under clause
         (i) of this subsection (j), shall not exceed $500,000,000;

                 (k) Indebtedness that is (i) assumed or acquired in connection with an acquisition permitted by Section 5.20(b) and (ii) is nonrecourse to USANi, the Borrower or any of their respective Subsidiaries (other than the acquired Person);

                 (l) other Indebtedness of the Borrower, USANi or any Guarantor in an aggregate principal amount at any time outstanding not in excess of $25,000,000; and

                 (m) Indebtedness of any Subsidiary that is not a Guarantor to the Borrower, USANi or any Guarantor in an aggregate principle amount (together with the aggregate amount of dispositions made under Section 5.17(c)(iv) and Investments outstanding under Section 5.19(h)) at any time outstanding not in excess of $20,000,000.

                 SECTION 5.08. Ranking. (a) Each Credit Party will cause its obligations under this Agreement, the Letters of Credit, the Guarantee Agreement, each other Loan Document and each other document now or hereafter entered into with respect hereto or thereto to rank at least pari passu in right of payment and of security with all other senior Indebtedness of such Credit Party, except that Indebtedness secured by any Lien permitted by Section
5.05 may rank senior in right of security with respect to the collateral subject to such Lien. Without limiting the generality of the foregoing, USANi, the Borrower and each Guarantor will take all steps reasonably necessary to assure that its obligations (including each Guarantor's Guarantee) under the Loan Documents will at all times constitute "Senior Indebtedness" or "Senior Debt" (or any other defined term intended to describe senior Indebtedness) as defined in, and for all purposes of, any indenture (including the indentures relating to the Subordinated Debentures) or other instrument (other than the guarantees by USANi of the Subordinated Debentures) to which each such party is a party relating to subordinated debt (and that the Secured Parties will be entitled to the benefits of the subordination provisions relating thereto).

                 (b) Each Credit Party will cooperate with the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders and will execute such further instruments and documents as any such person may reasonably request to carry out the intentions of this Section. Without limiting the generality of the foregoing, if any Credit Party hereafter issues or otherwise incurs any Subordinated Indebtedness (other than the Subordinated Debentures), each of them will execute and cause to be executed such further documents as the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may reasonably request to ensure that the obligations of the Credit Parties under this Agreement and the Letters of Credit at all times rank senior to such Subordinated Indebtedness.

                 (c) Nothing in this Section shall be construed so as to limit the ability of such Credit Party to incur any Indebtedness (consistent with paragraphs (a) and (b) above and otherwise permitted by this Agreement) on a basis pari passu with its Indebtedness under this Agreement and the Letters of Credit.

                 SECTION 5.09. Business; Fiscal Year. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any of their respective subsidiaries to, make any material change in the nature of its business from that in which it is engaged on the date of this Agreement or to engage to any material extent in any business other than a Core Business. No Credit Party will change its fiscal year from that set forth in the definition of "Fiscal Year", except that Ticketmaster may change its fiscal year to a year ending on December 31 of each calendar year.

                 SECTION 5.10. Transactions with Affiliates. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any of their respective subsidiaries to, enter into or be a party to any transaction (including any merger, consolidation or sale of substantially all assets otherwise permitted by Section 5.16) with any Affiliate of any Credit Party (other than a Wholly Owned Subsidiary), except upon fair and reasonable terms no less favorable to such Credit Party or Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of such Credit Party. Nothing in this Section 5.10 shall prohibit USANi, the Borrower or any Guarantor from complying with the provisions of the Investment Agreement and the agreements listed on Schedule 5.17.

                 SECTION 5.11. Interest Coverage Test. Neither USANi nor the Borrower will permit the ratio of EBITDA to Interest Expense for the four-Fiscal Quarter period ended as of the last day of any Fiscal Quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period                                                                        Ratio
------                                                                        -----
Effective Date--December 30, 1998 . . . . . . . . . . . . . . . . . . . . . . 2.0 to 1.0

December 31, 1998 and thereafter  . . . . . . . . . . . . . . . . . . . . . . 2.5 to 1.0


provided that in respect of the Fiscal Quarter ending March 31, 1998, the calculations of EBITDA and Interest Expense will be determined on a pro forma basis as if the Transactions had occurred on January 1, 1998, and provided further that until financial statements shall have been delivered pursuant to
Section 5.01(a) or (b) in respect of four Fiscal Quarter ends, the foregoing ratio shall be calculated in respect of all the Fiscal Quarters ending after the Effective Date in respect of which such financial statements shall have been delivered.

                 SECTION 5.12. Total Debt Ratio. Neither USANi nor the Borrower will at any time on or after the first day on which EBITDA may be calculated for the Fiscal Quarter ended March 31, 1998, permit the Total Debt Ratio as of the last day of any Fiscal Quarter period ended during any period set forth below to be in excess of the ratio set forth below opposite such period:

Period                                                                        Ratio
------                                                                        -----
Effective Date--June 29, 1999 . . . . . . . . . . . . . . . . . . . . . . . . 5.0 to 1.0

June 30, 1999--December 30, 1999  . . . . . . . . . . . . . . . . . . . . . . 4.5 to 1.0

December 31, 1999 and thereafter  . . . . . . . . . . . . . . . . . . . . . . 4.0 to 1.0


                 SECTION 5.13. Fixed Charges Ratio. Neither USANi nor the Borrower will permit the ratio of EBITDA to Fixed Charges for the four-Fiscal Quarter period ended as of the last day of any Fiscal Quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

  Period                                                                       Ratio
  ------                                                                       -----
  Effective Date--March 30, 2000  . . . . . . . . . . . . . . . . . . . . .    1.0 to 1.0

  March 31, 2000 and thereafter . . . . . . . . . . . . . . . . . . . . . .    1.1 to 1.0



provided that in respect of the Fiscal Quarter ending March 31, 1998, the calculations of EBITDA and Fixed Charges will be determined on a pro forma basis as if the Transactions had occurred on January 1, 1998, and provided further that until financial statements shall have been delivered pursuant to
Section 5.01(a) or (b) in respect of four Fiscal Quarter ends, the foregoing ratio shall be calculated in respect of all the Fiscal Quarters ending after the Effective Date in respect of which such financial statements shall have been delivered.

                 SECTION 5.14. Capital Expenditures. (a) Neither SKTV nor any of its subsidiaries will, directly or indirectly (by way of the acquisition of the securities of a Person or otherwise), make or commit to make any Capital Expenditure (an "SKTV Capital Expenditure") if upon the making of such SKTV Capital Expenditure the aggregate amount of SKTV Capital Expenditures in any Fiscal Year would exceed the amount set forth below as the "SKTV Base Amount" for such Fiscal Year; provided that the amount of permitted SKTV Capital Expenditures in any Fiscal Year shall be increased by an amount equal to the lesser of (i) the total amount of unused permitted SKTV Capital Expenditures for the immediately preceding Fiscal Year (including the amount of any unused SKTV Capital Expenditures carried forward to such preceding year pursuant to this proviso) and (ii) the SKTV Base Amount for the immediately preceding Fiscal Year:

Fiscal Year                                    SKTV Base Amount
-----------                                    ----------------
    1998                                        $  30,000,000
    1999                                          100,000,000
    2000                                           75,000,000
    2001                                           40,000,000
    2002                                           30,000,000
    2003                                           30,000,000

                 (b) Neither the Home Shopping Persons nor any of their subsidiaries will, directly or indirectly (by way of the acquisition of the securities of a Person or otherwise), make or commit to make any Capital Expenditure (an "HSN Capital Expenditure") if upon the making of such HSN Capital Expenditure the aggregate amount of HSN Capital Expenditures in any Fiscal Year would exceed the amount set forth below as the "HSN Base Amount" for such Fiscal Year; provided that the amount of permitted HSN Capital Expenditures in any Fiscal Year shall be increased by an amount equal to the lesser of (i) the total amount of unused permitted HSN Capital Expenditures for the immediately preceding Fiscal Year (including the amount of any unused HSN Capital Expenditures carried forward to such preceding year pursuant to this proviso) and (ii) the HSN Base Amount for the immediately preceding Fiscal
Year:

                 Fiscal Year                       HSN Base Amount
                 -----------                       ---------------
                     1998                            $50,000,000
                     1999                             40,000,000
                     2000                             30,000,000
                     2001                             30,000,000
                     2002                             30,000,000
                     2003                             30,000,000

                 SECTION 5.15. Notification of Incurrence of Debt. Prior to the incurrence by USANi, the Borrower, any Guarantor or any of their respective subsidiaries of Indebtedness (other than Indebtedness under this Agreement) for borrowed money in excess of $10,000,000 or upon obtaining commitments for such Indebtedness, in each case as permitted by Section 5.07, the Borrower shall deliver notice to the Administrative Agent and the Lenders, certifying, on the basis of its financial statements for the four Fiscal Quarters most recently ended, USANi's and the Borrower's compliance with Sections 5.11, 5.12, 5.13 and
5.14 under this Agreement both before and immediately after the incurrence of such Indebtedness or commitment therefor.

                 SECTION 5.16. Mergers and Sale of Assets. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any Material Subsidiary or Subsidiaries constituting a Material Subsidiary Group to,

                 (a) consolidate or merge with or into any other Person, except that a Guarantor or a Wholly Owned Subsidiary may merge with or consolidate into USANi, the Borrower or a Wholly Owned Subsidiary that is a Guarantor and is not a Foreign Subsidiary (provided that USANi, the Borrower or such Wholly Owned Subsidiary, as the case may be, shall be the survivor of such merger or consolidation; provided further that no Subsidiary that is a Guarantor that holds an FCC license may be a party to any merger or consolidation); or

                 (b) except as specifically permitted by Section 5.17, sell, assign, convey, lease, sublet, transfer or otherwise dispose of all or substantially all of its assets to any Person, whether in a single transaction or in a series of related transactions, except that a Guarantor or a Wholly Owned Subsidiary may sell, assign, convey, lease, sublet, transfer or otherwise dispose of all or substantially all of its assets to USANi, the Borrower or to a Wholly Owned Subsidiary that is a Guarantor and is not a Foreign Subsidiary;

provided, however, that none of the foregoing transactions shall be permitted if a Default or an Event of Default has occurred and is continuing or would result from the consummation of any such transaction.

                 It is understood and agreed that any consolidation, merger, sale, assignment, conveyance, letting, subletting, transfer or other disposition of all or substantially all of the assets of a Non-Material Subsidiary shall be permitted under this Section, so long as such Non-Material Subsidiary, together with all other Non-Material Subsidiaries (other than Non-Material Subsidiaries permitted to be sold or exchanged pursuant to Section 5.17(d)) with respect to which there has been, since the date hereof, a consolidation, merger, sale, assignment, conveyance, letting, subletting, transfer or other disposition of all or substantially all of its assets, would not (in the absence of such transactions) constitute a Material Subsidiary Group.

                 SECTION 5.17. Dispositions of Assets. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any Material Subsidiary to, sell, assign, convey, lease, sublet, transfer, swap, exchange or otherwise dispose of any of the assets, businesses or other properties of USANi, the Borrower, any Credit Party or any Material Subsidiary to any Person, whether in a single transaction or in a series of related transactions, except for:

                 (a) sales of inventory (but not of accounts receivable) in the ordinary course of business of such Credit Party or any Subsidiary;

                 (b) dispositions of assets in the ordinary course of business in arm's-length transactions by such Credit Party or any Subsidiary to the extent such assets either are no longer used or useful to such Credit Party or such Subsidiary or are promptly replaced by other assets of at least equivalent usefulness;

                 (c) any such disposition (i) by any Material Subsidiary that is a Guarantor to USANi, the Borrower or any Wholly Owned Subsidiary that is a Guarantor and is not a Foreign Subsidiary, (ii) by USANi or the Borrower to the Borrower or any Wholly Owned Subsidiary that is a Guarantor and is not a Foreign Subsidiary, (iii) by any Material Subsidiary that is not a Guarantor to a Wholly Owned Subsidiary of the Borrower or (iv) by USANi, the Borrower or a Material Subsidiary to any Subsidiary (provided that the aggregate fair market value of assets disposed of pursuant to this clause (iv) (together with the aggregate amount of Indebtedness outstanding under Section 5.07(m) and Investments outstanding under Section 5.19(h)) shall not exceed $20,000,000); provided that no Person shall make any disposition to any SF Broadcasting Company pursuant to this clause (c);

                 (d) (i) Asset Swaps involving in the aggregate up to four television broadcast stations of SKTV or any of its subsidiaries, on an arm's-length basis for at least fair consideration, or (ii) Asset Sales by SKTV or any of its subsidiaries of assets having an aggregate fair market value not in excess of $250,000,000, as determined in good faith by the board of directors of the Borrower (it being understood that for purposes of determining compliance with such limit, any transaction that would constitute an Asset Sale but for its being intended to constitute part of an Asset Swap under clause (i) shall be counted as an Asset Sale until such time as such Asset Swap is completed) for consideration consisting solely of cash, or (iii) any sale or disposition of any of the SF Broadcasting Companies or any sale or disposition by any of the SF Broadcasting Companies of all or substantially all of such entity's assets on an arm's-length basis for at least fair consideration; and in each case pursuant to clauses
         (i), (ii) and (iii) subject to the following conditions:

                          (x) no Default or Event of Default shall have
                 occurred and be continuing, both before and immediately after the making of such sale or Asset Swap; and

                          (y) the Credit Parties shall be in compliance with
                 Sections 5.11, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.19 and
                 5.20 both before and immediately after the making of such sale or Asset Swap on an Historical and Pro Forma basis.

                 (e) sales by USANi, the Borrower or any Material Subsidiary of the shares of capital stock or other equity interests of WHSW TV, Vela Research LP, Internet Shopping Network LP, The National Registry Inc., Body By Jake Enterprise LLC or any other Non-Material Subsidiary, on an arm's-length basis for at least fair consideration paid solely in cash, so long as each such other Non-Material Subsidiary, together with all other Non-Material Subsidiaries (other than Vela Research LP, Internet Shopping Network LP, and the SF Broadcasting Companies) with respect to which there has been, since the date of this Agreement, such a sale, would not (had such sales not been made) constitute a Material Subsidiary Group;

                 (f) sales of movie rights in the ordinary course of business on an arm's-length basis;

                 (g) sales of programming rights in the ordinary course of business on an arm's-length basis;

                 (h) nonrecourse sales of receivables described in Schedule 1.01(a), if transacted in accordance with paragraph 1 thereof, or pursuant to Section 5.05(i); and

                 (i) the transactions with Universal or Liberty described in the agreements listed on Schedule 5.17.

                 SECTION 5.18. Restricted Payments; Restrictions on Ability of Subsidiaries to Pay Dividends. (a) Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit their respective subsidiaries to:

                 (i) repurchase, redeem or otherwise acquire any of the shares of capital stock of or any other equity interest in the Borrower, any Guarantor or any Subsidiary, except that USANi may spend up to $100,000,000 in the aggregate to repurchase or redeem shares of its capital stock from time to time at any time that the Total Debt Ratio is less than 4.0 to 1.0, and in connection therewith the Borrower may make any purchase of its capital stock required or permitted under
         Section 1.6(c) or 1.7(b) of the Investment Agreement as a result of such repurchase or redemption;

                 (ii) declare or make, or agree to pay or make, directly or indirectly, any dividend or other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a contribution thereof, with respect to any shares of any class of capital stock or other equity interest of the Borrower, any Guarantor or any Subsidiary, except that (A) any Wholly Owned Subsidiary may declare and pay dividends and make other distributions with respect to its capital stock or other equity interest to any other Wholly Owned Subsidiary or to USANi or the Borrower, (B) the Borrower may make cash distributions to its owners in respect of their ownership interests in the Borrower in amounts determined in accordance with Section 8.2 of the Operating Agreement of the Borrower as in effect on the date hereof and (C) the Borrower may make any payment required by it under Sections 1.5(d) or 1.5(e) of the Investment Agreement; or

                 (iii) make any optional payment or prepayment on or redemption or acquisition of any Indebtedness of the Borrower, any Guarantor or any Subsidiary other than (x) the conversion of Subordinated Debentures into common equity of USANi required by Section 5.21(a),
         (y) the prepayment of Indebtedness of Ticketmaster under credit facilities existing on the date hereof or the prepayment of Indebtedness under the SFB Credit Agreement contemplated by Section 5.19(f) and (z) the repurchase, redemption or prepayment of up to $1,000,000 of other Indebtedness, provided that no Default or Event of Default shall have occurred and be continuing, both before and immediately after the making of such repurchase, redemption or prepayment.

                 (b) Neither the Borrower nor USANi will, and none of them will permit any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) pay any dividends or make any other distributions on its capital stock or any other equity interest or (ii) make or repay any loans or advances to USANi, the Borrower or to the parent of such Subsidiary.

                 SECTION 5.19. Restricted Investments. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any of their respective subsidiaries to, make any Investments, except for:

                 (a) (i) Investments in any Wholly Owned Subsidiary that is a Guarantor, which Guarantor exists as of the Effective Date and is identified on Schedule 5.19 and (ii) Investments in any other Wholly Owned Subsidiary that is a Guarantor created or acquired after the Effective Date to be solely engaged in a Core Business; provided that the aggregate principal amount of such Investments referred to in this paragraph (a)(ii) together with Investments referred to in paragraphs
         (e) and (g)(ii) below shall not exceed $125,000,000;

                 (b) loans or advances between any of USANi, the Borrower and any Wholly Owned Subsidiary that is a Guarantor or loans or advances made by the Borrower to Ticketmaster, provided that any such loans or advances shall be evidenced by an Intercompany Note duly and validly pledged under the Pledge Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

                 (c) (i) the Guarantee by the Borrower of Indebtedness of an SF Broadcasting Company incurred to finance improvements on a property in Hawaii and secured by a mortgage on such property and improvements and
         (ii) other Guarantees by the Borrower of Indebtedness of any SF Broadcasting Company in an aggregate amount not to exceed $20,000,000;

                 (d) Investments in (i) commercial paper rated A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in each case maturing within six months after the date of acquisition thereof, (ii) debt securities issued by any corporation incorporated in the United States of America or any state thereof that has a short-term credit rating of at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in each case maturing within six months after the date of acquisition thereof, (iii) eurodollar time deposits, certificates of deposit and bankers' acceptance with maturities of six months or less from the date of acquisition, and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $100,000,000, (iv) tax exempt securities rated MIG1 or the equivalent thereof by Moody's with maturities of six months or less from the date of acquisition, (v) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition and (vi) Hedging Agreements entered into for bona fide hedging purposes and not for speculation; and

                 (e) Investments made after the date hereof in any joint venture, partnership or any other entity solely engaged or to be solely engaged in a Core Business, or in any SF Broadcasting Company, in an aggregate principal amount for all such Investments (together with Investments referred to in paragraphs (a)(ii) above and (g)(ii) below) not in excess of $125,000,000 (provided that Investments made in the SF Broadcasting Companies under this paragraph (e) (other than as a result of a Guarantee under paragraph (c) above being drawn upon) shall not exceed $20,000,000);

                 (f) a loan by the Borrower to Savoy Stations, Inc. in an aggregate principal amount not to exceed $70,000,000 that is guaranteed by, and secured by a pledge of all the equity interests in, each of the SF Broadcasting Companies that is or owns an operating subsidiary, provided that (i) the commitments under the SFB Credit Agreement shall have been terminated, all loans and letters of credit thereunder shall have been repaid or terminated in full, all accrued interest, fees and other amounts payable thereunder shall have been paid in full and all Liens on collateral thereunder shall have been released and (ii) the documentation for such loan shall require that all net proceeds (determined on the same basis as Net Proceeds) of any sale of Savoy Stations, Inc. or any asset of Savoy Stations, Inc. or any of its subsidiaries shall be required to be paid to the Borrower to be applied as a prepayment of such loan;

                 (g)(i) Investments in international operations of subsidiaries or joint ventures of the Borrower required to be made under agreements existing on the date of this Agreement and described in Schedule 5.19 in an aggregate amount not to exceed $50,000,000 and (ii) international Investments in a Core Business in an aggregate amount (together with Investments referred to in paragraphs (a)(ii) and (e) above) not to exceed $125,000,000 (provided that no Investments shall be made in the SF Broadcasting Companies under this paragraph (g)); and

                 (h) Investments made after the Effective Date in any Subsidiary that is not a Guarantor in an aggregate amount (together with the aggregate amount of dispositions made under Section 5.17(c)(iv) and Indebtedness outstanding under Section 5.07(m)) not to exceed $20,000,000.

Each Investment made under paragraph (a), (e), (f) or (g) is subject to the following conditions:

                 (i) no Default or Event of Default having occurred and be continuing, both before and immediately after the making of such Investment; and

                 (ii) the Credit Parties being in compliance with Sections 5.11, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.19, 5.20 and 5.25 both before and immediately after the making of such Investment on an Historical and Pro Forma Basis.

It is understood and agreed that any acquisitions made pursuant to Section 5.20 will not constitute an Investment for purposes of this Section.
Notwithstanding anything in this Section to the contrary, it is understood that if any Guarantee permitted by paragraph (c) of this Section shall be drawn upon and remain unreimbursed, such unreimbursed amount shall be counted toward the aggregate $125,000,000 limit applicable to paragraphs (a)(ii), (e) and (g)(ii) of this Section.

                 SECTION 5.20. Acquisitions. Neither USANi, the Borrower nor any Guarantor will, nor will any of them permit any of their respective subsidiaries to, purchase, lease or otherwise acquire (in one or in a series of transactions) (whether for cash, property, services or assumption or acquisition of debt) any assets or properties, or any class of capital stock, of any other Person outside the ordinary course of business, except for:

                 (a) any nonhostile acquisition (i.e., any acquisition that is neither subject to an unsolicited tender offer that is subject to the provisions of the Williams Act nor subject to any unsolicited merger offer not approved by the board of directors of the target company at the time of the initial public announcement thereof) for consideration consisting in whole or part of cash or noncash consideration, in which the aggregate consideration thereof paid or delivered by the Borrower or any Guarantor (including the fair market value of any noncash consideration (other than (A) any Indebtedness incurred, issued, assumed or acquired pursuant to Section 5.07(i) and (B) any capital stock or other equity interests of the Borrower, any Guarantor or any of their respective Subsidiaries) issued as part of such consideration) shall not exceed $200,000,000 in the aggregate for all such acquisitions; provided, however, that any such acquisitions are subject to the following conditions:

                          (i) in the case of any assumed or acquired
                 Indebtedness, such Indebtedness shall only be secured by Liens permitted under Section 5.05(f);

                          (ii) no Default or Event of Default shall have
                 occurred and be continuing, both before and immediately after the making of such acquisition; and

                          (iii) the Credit Parties shall be in compliance with
                 Sections 5.11, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.19, 5.20
                 and 5.25 both before and immediately after the making of such acquisition on an Historical and Pro Forma Basis; and

                 (b) any acquisition for consideration consisting solely of capital stock of USANi or the Borrower; provided that the conditions set forth in clauses (a)(i), (ii) and (iii) above are satisfied with respect to such acquisition; and

                 (c) any acquisition consented to in writing by the Required Lenders.

It is understood and agreed that any Investments made pursuant to Section 5.19 will not constitute an acquisition for purposes of clause (a) of this Section. It is further understood and agreed that (x) no transaction constituting part of any completed Asset Swap shall be counted in determining compliance with the limit set forth in paragraph (a), except to the extent that the aggregate cash consideration paid by USANi, the Borrower or any of their respective Subsidiaries in connection with such Asset Swap shall exceed the aggregate Net Proceeds received by them in such Asset Swap and (y) any acquisition of a business primarily engaged in television broadcasting shall not be counted in determining compliance with the limit set forth in paragraph (a) to the extent the aggregate cost of all such acquisitions on or after the date of the sale of WHSW TV does not exceed the proceeds of the sale of WHSW TV.

                 SECTION 5.21. Deleveraging Events. (a) USANi shall cause Home Shopping to give notice of the redemption of all its 5-7/8% Convertible Subordinated Debentures due March 1, 2006 as soon as practicable.

                 (b) USANi shall use its reasonable best efforts to complete as soon as practicable its acquisition of all the equity interests of Ticketmaster not presently owned by USANi on terms acceptable to the directors of USANi.

                 (c) USANi shall use its reasonable best efforts (subject to price, market conditions and the fiduciary duty of its directors) to sell $200,000,000 of common stock of USANi prior to the date that is four months after the Effective Date.

                 SECTION 5.22. Use of Proceeds. The Borrower shall use (a) the proceeds of the Term Loans solely to pay on the Effective Date a portion of the cash amount to be paid to Universal or a subsidiary of Universal under the Investment Agreement, (b) the proceeds of any New Term Loans or Additional New Term Loans borrowed as contemplated by Section 2.07 as provided in the amendment effecting such Term Loans, (c) the proceeds of the Revolving Loans and Swingline Loans solely to provide for general corporate purposes (including working capital needs), and (d) the Letters of Credit solely to provide for its general corporate purposes, in each case in compliance with all applicable legal and regulatory requirements, including Regulations G, T, U and X of the Board, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Neither the Administrative Agent, the Collateral Agent, the Issuing Bank nor any Lender shall have any responsibility for any use of the proceeds of the Loans or the Letters of Credit.

                 SECTION 5.23. Certain Agreements. Neither, USANi, the Borrower nor any Guarantor will amend, modify, terminate or waive, nor will any of them permit any of their respective subsidiaries to agree to any amendment, modification, termination or waiver of any material agreement of such Person (including the Investment Agreement, the agreements attached as exhibits thereto and the Subordinated Debentures), if such amendment, modification, termination or waiver would reasonably be expected to have a Material Adverse Effect.

                 SECTION 5.24. Compliance with Laws. Each Credit Party and each respective subsidiary thereof will comply with all applicable laws, rules and regulations, and all orders (including ERISA, margin regulations and Environmental Laws) of any Governmental Authority applicable to it or any of its Premises, property, business, operations or transactions to the extent noncompliance could reasonably be expected to result in (a) a Material Adverse Effect or (b) a Default or an Event of Default.

                 SECTION 5.25. Further Assurances. (a) Each Credit Party will promptly execute any documents, financing statements, agreements or instruments, and take all further actions (including, if applicable, filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent, the Collateral Agent or the Issuing Bank may reasonably request, in order to effectuate the pledges and security interests contemplated by this Agreement and the other Loan Documents and in order to grant, preserve, protect or perfect the validity or first priority of pledges and security interests created, intended to be created or to be created by this Agreement or the other Loan Documents.

                 (b) In connection with the creation or acquisition of any Material Subsidiary or with any Subsidiary becoming a Material Subsidiary (i) USANi and the Borrower will cause such Subsidiary (unless such Subsidiary is a Foreign Subsidiary) to become a party to the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement within ten Business Days after such Subsidiary is formed or becomes a Material Subsidiary or substantially simultaneously with the acquisition of any Material Subsidiary (unless ownership interests in such Subsidiary are held by a third party whose consent is required or advisable for such actions and such consent is not reasonably obtainable) and (ii) if any shares of capital stock, other equity interests or Indebtedness of such Subsidiary are owned by or on behalf of the Borrower or any Guarantor, the Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement within ten Business Days after such Subsidiary is formed or becomes a Material Subsidiary or substantially simultaneously with the acquisition of any Material Subsidiary (except that, if such Subsidiary is a Foreign Subsidiary, shares of common stock of such Subsidiary to be pledged pursuant to the Pledge Agreement shall be limited to 65% of the outstanding shares of common stock of such Subsidiary).

                 (c) If at any time the Subsidiaries (other than Foreign Subsidiaries and Subsidiaries listed on Schedule 1.01(b)) that are not Material Subsidiaries would constitute a Material Subsidiary Group, the Borrower (or, if the Borrower has failed to do so within 10 days of its provision of any certificate required under the last paragraph of Section 5.01 disclosing the existence of such a situation, the Administrative Agent) shall designate sufficient Subsidiaries as Material Subsidiaries so that the remaining Subsidiaries that are not Material Subsidiaries (other than Foreign Subsidiaries) would not constitute a Material Subsidiary Group.

                 (d) The Borrower may at any time with respect to any Material Subsidiary that became a Material Subsidiary under paragraph (c) above or under clause (c) or (d) of the definition of "Material Subsidiary" by written notice to the Administrative Agent provide that such Subsidiary shall not be a Material Subsidiary if (i) such Subsidiary does not meet the tests set forth in such clause (d) as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01 at such time and (ii) the removal of such Subsidiary as a Material Subsidiary does not result in a requirement under such paragraph (c) to designate another Subsidiary as a Material Subsidiary.

                 (e) In the event that USANi, the Borrower or any Subsidiary conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the capital stock, other equity interests, assets or property of USANi, the Borrower or any of the Subsidiaries in a transaction not prohibited by this Agreement, or in the event the Borrower shall so request with respect to any Guarantor that is not a Material Subsidiary, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower's expense to release any Liens created by any Loan Document in respect of such capital stock, equity interests, assets or property and, in the case of a disposition of all or substantially all the capital stock, equity interests or assets of any Guarantor or the requested release of any Guarantor that is not a Material Subsidiary, terminate such Guarantor's obligations under the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement. In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower and at the Borrower's expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such capital stock, equity interests, assets, property or Subsidiary shall no longer be deemed to be made once such capital stock, equity interests, assets or property is conveyed, sold, leased, assigned, transferred or disposed of.

                 SECTION 5.26.  Ownership of the Guarantors.  (a)  Subject to
Section 5.17(d) or (e), USANi and the Borrower, respectively, agree at all times to own, directly or indirectly through Wholly Owned Subsidiaries, both beneficially and of record and free and clear of all Liens (other than Liens arising under the Pledge Agreement in favor of the Collateral Agent for the benefit of the Secured Parties), and control 100% of the capital stock or other equity interests of each of their Subsidiaries that is a Guarantor.

                 (b) Promptly upon any Subsidiary holding a low power television license acquiring a full power television license, (i) USANi and the Borrower will cause such Subsidiary to become a party to the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement and (ii) if any shares of capital stock, other equity interests or Indebtedness of such Subsidiary are owned by or on behalf of any Credit Party, the Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement (except that, if such Subsidiary is a Foreign Subsidiary, shares of common stock of such Subsidiary to be pledged pursuant to the Pledge Agreement may be limited to 65% of the outstanding shares of common stock of such Subsidiary).


                                   ARTICLE VI

                              Events of Default

                 If one or more of the following events (herein called "Events of Default" shall occur and be continuing:

                 (a) (i) the Borrower shall fail to pay the principal of any Loan or shall fail to make any reimbursement with respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or (ii) any Credit Party shall fail to pay any interest on any Loan or LC Disbursement or any fee or other amount payable by it hereunder (other than an amount referred to in clause (a)(i) above) or under any other Loan Document more than two Business Days after the date when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

                 (b) (i) any Credit Party or any Subsidiary shall default in the payment when due (after giving effect to all applicable grace periods provided for in the documents relating to such Indebtedness, without regard to any waiver thereof) of any amount of principal of or interest on or any other amount payable in connection with any of its Indebtedness not specified in clause (a) above in an aggregate principal amount of $10,000,000 or more; or (ii) any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if (after giving effect to all applicable grace periods provided for in the documents relating to such Indebtedness, without regard to any waiver thereof) the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity; or

                 (c) any representation, warranty or certification made or deemed made herein or in any other Loan Document by any Credit Party, or any certificate furnished to any Lender, the Administrative Agent, the Collateral Agent or the Issuing Bank pursuant to the provisions hereof or the other Loan Documents, shall prove to have been false or misleading as of the time made or deemed made or furnished in any material respect and, if the Credit Parties and the Required Lenders agree that the effects of such false or misleading representation, warranty or certification are curable, such effects shall not have been cured to the reasonable satisfaction of the Required Lenders within 10 days after the earlier of (i) the date on which any Credit Party obtained knowledge that such representation, warranty or certification was so false or misleading or (ii) the date of notice by the Administrative Agent, the Collateral Agent or the Issuing Bank to the relevant Credit Party that such representation, warranty or certification was so false or misleading; or

                 (d) any Credit Party shall default in the performance of any of its obligations under Article V (other than under any of Sections 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(f)(iii), 5.01(f)(iv),
         5.01(g), 5.01(h), 5.02, 5.03(b), 5.03(c), 5.03(d), 5.03(e), 5.03(f),
         5.04, 5.15 and 5.25); or any Credit Party shall default in the performance of any of its other obligations in this Agreement or any other Loan Document, including any of Sections 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(f)(iii), 5.01(f)(iv), 5.01(g), 5.01(h), 5.02,
         5.03(b), 5.03(c), 5.03(d), 5.03(e), 5.03(f), 5.04, 5.15 and 5.25,
         (not governed by any other provision in this Article VI) and such default shall continue unremedied for a period of 10 days after the earlier of (i) the date on which any Financial Officer of USANi or the Borrower obtained knowledge of such default or (ii) the date of notice by the Administrative Agent, the Collateral Agent or the Issuing Bank to the relevant Credit Party of the occurrence of such default; or

                 (e) any Credit Party, any Material Subsidiary or Subsidiaries constituting a Material Subsidiary Group shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

                 (f) any Credit Party, any Material Subsidiary or Subsidiaries constituting a Material Subsidiary Group shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, creditor or debtor rights, winding-up, or composition or readjustment of debts, (v) take any corporate, partnership or company action for the purpose of effecting any of the foregoing; provided that an event specified in clauses (i) through (v) above shall be deemed to have occurred (whether at one time or cumulatively over a period of time after the date hereof) with respect to a Material Subsidiary Group at the time when such an event shall have occurred with respect to all Subsidiaries constituting such Material Subsidiary Group; or

                  (g) a proceeding or case shall be commenced, without the application or consent of any Credit Party, any Material Subsidiary or all Subsidiaries constituting a Material Subsidiary Group in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, including the filing of an involuntary petition under the Bankruptcy Code, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Credit Party or Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of such Credit Party or Subsidiary under any law relating to bankruptcy, insolvency, reorganization, creditor or debtor rights, winding-up, or composition or adjustment of debts, and, in each case, such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and shall not be vacated or dismissed within 60 days; or an order for relief against such Credit Party or Subsidiary shall be entered in an involuntary case under any applicable bankruptcy code; provided that an event specified in clauses (i) through (iii) above or the preceding subclause shall be deemed to have occurred with respect to a Material Subsidiary Group at the time when such an event shall have occurred (whether at one time or cumulatively over a period of time after the date hereof) with respect to all Subsidiaries constituting such Material Subsidiary Group; or

                 (h) a judgment or judgments for the payment of money in excess of $10,000,000 (in excess of available insurance as to which the insurer has acknowledged in writing its obligation to cover such liability) in the aggregate shall be rendered by a court or courts against any Credit Party and/or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof (or, if later, by the date on which such judgment specified that payment is due), and the relevant Credit Party or Subsidiary shall not, within said period of 30 days (or by such later date on which payment is due, as aforesaid), or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

                 (i) an event or condition specified in Section 5.01(e) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Credit Party or any ERISA Affiliate shall incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is (or, in the case of a liability incurred by an ERISA Affiliate, is reasonably likely to be) a liability of a Credit Party that is, in the determination of the Required Lenders, material in relation to the consolidated financial position of the Borrower and its consolidated Subsidiaries; or

                 (j) there shall occur a Change of Control; or

                 (k) the Guarantee Agreement shall cease, for any reason, to be in full force and effect, or any Credit Party shall assert in writing or in any legal proceeding that any obligation thereunder is not a legal, valid, binding and enforceable obligation; or

                 (l) any material provision of the Pledge Agreement or any other Security Document shall cease, for any reason, to be in full force and effect, or any Person shall so assert in writing or in any legal proceeding, or any Lien created by the Pledge Agreement or any other Security Document shall cease, for any reason other than a change in applicable law, to be enforceable and of the same effect and priority purported to be created thereby; provided that, in the event any Lien created by the Pledge Agreement or any other Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby solely as a result of a change in applicable law, such unenforceability and effected priority shall not constitute an Event of Default so long as the Borrower takes all necessary action in respect of such change to restore the enforceability and priority of such Lien and delivers an opinion of counsel to such effect in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Issuing Bank within 30 days of the effectiveness of such change; and

                 (m) (i) any FCC License applicable to any full power television broadcast station owned by USANi, the Borrower or any of their respective Subsidiaries shall be canceled, terminated, rescinded, annulled, forfeited, suspended or revoked, shall fail to be renewed or shall no longer be in full force and effect other than any FCC License that is replaced with new authorizations for digital facilities, (ii) USANi, the Borrower or any such Subsidiary shall for any other reason fail to have all authorizations, permits, licenses and approvals material to the continued operation of its full power television broadcast stations as presently operated, (iii) in any renewal or revocation proceeding involving any FCC License, any administrative law judge of the FCC (or successor to the functions of an administrative law judge of the FCC) shall have issued an initial decision to the effect that USANi, the Borrower or any such Subsidiary lacks the qualifications to hold any FCC License, and such initial decision shall not have been timely appealed or shall otherwise have become an order that is final and no longer subject to further administrative or judicial review or such administrative law judge or successor shall issue a favorable determination on such matter, which determination shall subsequently be reversed on appeal or (iv) any full power television broadcast station shall fail for any period to maintain any broadcast signal or shall fail for any period to maintain any broadcast signal without either material interference or requiring the use of any equipment other than ordinary consumer television antennae and receivers by households aggregating at least 80% of the households normally able to receive such station's broadcast signal without either material interference or the use of any equipment other than ordinary consumer television antennae and receivers; and in the case of clause (i), (ii), (iii) or (iv), such occurrence could reasonably be expected to result in a Material Adverse Effect;

THEREUPON: (A) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Article VI where any petition has been filed, the Administrative Agent, with the consent of the Required Lenders, may and, upon request of the Required Lenders, shall, by notice to the Borrower, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower and the Guarantors hereunder and under any other Loan Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, diligence, protest or other formalities of any kind, all of which are hereby expressly waived by the Credit Parties; and (B) in the case of the occurrence of an Event of Default referred to in clause (f) or
(g) of this Article VI where any petition has been filed, the Commitments shall be automatically terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower and the Guarantors hereunder and under any other Loan Documents shall become automatically immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Credit Parties.


                                  ARTICLE VII

                                  The Agents

                 Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (in each such capacity, the "Agent") as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

                 The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with USANi, the Borrower or their respective Subsidiaries or other Affiliate thereof as if it were not the Agent hereunder.

                 The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to USANi, the Borrower or their respective Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or wilful misconduct. The Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Agent by USANi, the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in

Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

                 The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for USANi or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                 The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Agent. The Agent and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of each Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

                 Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, the Administrative Agent or Collateral Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

                 Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

                 Each of the parties to this Agreement hereby acknowledges that the CoDocumentation Agents do not have any obligations in their capacity as such under this

Agreement or any other Loan Document and that none of them nor any of their directors, officers, agents or employees shall have any liability hereunder or thereunder.


                                  ARTICLE VIII

                                Miscellaneous

                 SECTION 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                 (a) if to USANi or the Borrower, to it at USA Networks, Inc., 152 West 57th Street, 38th Floor, New York, New York 10019, Attention of Chief Financial Officer (Telecopy No. (212) 247-5778);

                 (b) if to the Administrative Agent, Swingline Lender or the Issuing Bank, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. (212) 5525658), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York 10017, Attention of Mitch Gervis (Telecopy No. 270-4584);

                 (c) if to the Collateral Agent, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. (212) 5525658);

                 (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                 SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the

Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

                 (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by USANi, the Borrower and the Required Lenders (except as provided in Section 2.07(d) or (e)) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Guarantor from its Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release any substantial part of the Pledged Securities and other collateral thereunder from the Liens of the Pledge Agreement and the other Security Documents, without the written consent of each Lender (except as expressly provided in the Security Documents), (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (ix) change the rights of the Tranche B Lenders to decline mandatory prepayments as provided in
Section 2.10, without the written consent of Tranche B Lenders holding a majority of the outstanding Tranche B Loans; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank without the prior written consent of the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving
Lenders (but not the Tranche A Lenders and Tranche B Lenders), the Tranche A Lenders (but not the Revolving Lenders and Tranche B Lenders) or the Tranche B Lenders (but not the Revolving Lenders and Tranche A Lenders) may be effected by an agreement or agreements in writing entered into by USANi, the Borrower and the requisite percentage in interest of the affected Class of Lenders.

                 SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable outofpocket expenses incurred by the Administrative Agent and the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable outof-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, in connection with the enforcement or, in connection with workout negotiations in which the Borrower is participating, the protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-ofpocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                 (b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby,
(ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any environmental liability related in any way to USANi, the Borrower or their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

                 (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

                 (d) To the extent permitted by applicable law, neither USANi nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                 (e) All amounts due under this Section shall be payable promptly after written demand therefor.

                 SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void); provided only the Required Lenders will be required to approve an assignment the sole effect of which is to change the organizational form of the Borrower. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                 (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
(i) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning
Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and
(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                 (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and USANi, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                 (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                 (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) USANi, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

                 (f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

                 (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                 SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 8.03 and
Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

                 SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                 SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                 SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                 SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                 (b) Each of USANi and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against USANi, the Borrower or its properties in the courts of any jurisdiction.

                 (c) Each of USANi and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                 (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                 SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                 SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                 SECTION 8.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (after prompt prior written notice if reasonably practicable of such request or requirement so that a protective order or other appropriate remedy may be sought), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (after prompt prior written notice if reasonably practicable of such request or requirement so that a protective order or other appropriate remedy may be sought), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than USANi or the Borrower not known to be subject to confidentiality restrictions. For the purposes of this Section, "Information" means all information received from USANi or the Borrower relating to USANi or the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by USANi or the Borrower from a source not known to be subject to confidentiality restrictions; provided that, in the case of information received from USANi or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                 SECTION 8.13. Release of Liens. If at any time each of the Term Loans has a rating from S&P of BBB- or better and a rating from Moody's of Baa3 or better, the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) upon the request of the Borrower take such action and execute such documents as may be reasonably requested by the Borrower and at the Borrower's expense to release all the Liens created under the Security Documents and shall surrender to or upon the order of the Borrower all Pledged Securities then held by the Collateral Agent. In the event any Term Loans shall at any time thereafter cease to be rated BBB- or better by S&P and Baa3 or better by Moody's, USANi and the Borrower shall immediately take, and shall cause their respective Subsidiaries immediately to take, all actions required to grant to the Collateral Agent for the ratable benefit of the Secured Parties a first priority security interest in and pledge of all the assets that would at such time have been required to be pledged under the Security Documents absent the effect of the first sentence of this Section.


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                          USA NETWORKS, INC.,

                                          by  _________________________
                                              Name: James G. Gallagher
                                              Title: Vice President and
                                                     Assistant Secretary


                                          USANi LLC,

                                          by _________________________
                                             Name:  H. Steven Holtzman
                                             Title:  Assistant Secretary


                                          THE CHASE MANHATTAN BANK, individually
                                          and as Administrative Agent,
                                          Collateral Agent and Issuing Bank,

                                          by _________________________
                                             Name:
                                             Title: